                                                                   Exhibit 2.1



         DATED 6th December 1996
         -----------------------




                  (1)      T. ROOTS AND OTHERS

                  (2)      LANTEC (MANAGEMENT) LIMITED





                  ---------------------------------------------

                                    AGREEMENT

                         for sale and purchase of shares
                     in the capital of Prophet Group Limited

                  ---------------------------------------------
                                CME(1132) 683989




                                     [LOGO]
                                    GOULDENS
                                   SOLICITORS

                        22 Tudor Street London EC4Y OJJ
                      Tel 0171 583 7777 Tax 0171 583 3051

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CONTENTS
--------


PARTIES
-------

RECITALS
--------

CLAUSES
-------

1.       Interpretation
2.       Agreement to Sell and Purchase
3.       Consideration
4.       Completion
5.       Warranties
6.       Limitations on Liability
7.       Set Off
8.       Covenants to protect Goodwill
9.       Enforceability and Severability
10.      Further Assurance
11.      Survival of Agreement
12.      Costs
13.      Successors and Assigns
14.      Announcements
15.      Vendors' Representative
16.      Notices
17.      General


SCHEDULES
---------

1.       Particulars of Vendors
2.       The Company
3.       The Subsidiaries
4.       The Property
5.       Calculation of Net Profit
6.       Tax Deed
7.       Warranties


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AGREED FORM/ANCILLARY DOCUMENTS
-------------------------------

Accounts
Disclosure Letter
Confirmation of No Claim
Directors/Secretary Resignations
Auditors Resignations
Completion Bank Statements/Mandate Letters
Completion Board Minutes
Service Agreements
Cash Deposit Instruction Letter
Releases of Options
Bank Guarantee
Indemnity for lost share/option certificates
Three Year Plan
Business Projections to 30 April 1997

                                    AGREEMENT
                                    ---------

DATED    6th December 1996
-----

PARTIES
-------

(1)      "the Vendors"              THE PERSONS whose respective names and
                                    addresses are set out in Schedule 1

(2)      "the Purchaser"            LANTEC (MANAGEMENT) LIMITED of Elcom House,
                                    Langley Business Centre, Station Road,
                                    Langley, Berkshire SL3 8YR

RECITALS
--------

(A) Prophet Group Limited ("THE COMPANY") is a private company limited by shares incorporated in England brief particulars of which are set out in Schedule 2

(B) The Vendors are between them able to sell or procure the sale to the Purchaser of the share capital of the Company hereinafter mentioned and the Purchaser has agreed to purchase such shares subject to and on the terms of this Agreement.

OPERATIVE PROVISIONS
--------------------

1.       Interpretation
         --------------

1.1 In this Agreement and the Schedules hereto the following words and expressions shall where the context so admits bear the following meanings:-

         "the Accounts"             the individual audited accounts of the
                                    Company, of Portable Computers Limited, and the audited consolidated balance sheet of the Group as at the Accounting Date and the audited consolidated profit and loss account of the Group for the financial year ended on the Accounting Date and the notes thereto and directors' and auditors' reports thereon

         "the Accounting Date"      30th April 1996

         "the Bank Guarantee"       a guarantee in favour of the Vendors from
                                    Kellock Limited in the Agreed Form

         "business day"             a day (not being a Saturday) on which banks
                                    generally are open for business in London


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                                        2

         "the Cash Deposit"         the cash deposit referred to in Clause 7

         "Completion"               completion of this Agreement as provided in
                                    Clause 4 below

         "Completion Consideration" that part of the Consideration to be satisfied on Completion as provided in
                                    Clause 3

         "Completion Date"          the date hereof or such other date as shall
                                    be agreed between the parties for Completion

         "the Consideration"        the consideration payable for the Shares and
                                    for the release of the Options pursuant to the terms of this Agreement being the aggregate of the Completion Consideration and Deferred Consideration

         "Deferred Consideration"   that part of the Consideration to be
                                    satisfied following Completion as provided in Clause 3

         "the Disclosure Letter"    the letter of even date from the Vendors to
                                    the Purchaser containing certain disclosures to the Warranties

         "Earn Out Accounts"        consolidated accounts of the Group for the
                                    Earn Out Period prepared in accordance with
                                    Schedule 5

         "Earn Out Period"          the period commencing on 1 May 1996 and
                                    ending on 30 April 1997

         "the Group"                the Company and the Subsidiaries and (where
                                    the context so permits) each of them

         "the Net Profit"           the net profit of the Group determined in
                                    accordance with Schedule 5

         "Option" each of the options granted by Portable to certain of the Vendors in respect of shares in Portable and references to "THE OPTIONS" shall be construed accordingly

         "Portable"                 Portable Computers Limited, one of the
                                    Subsidiaries

         "the Property"                the property referred to in Schedule 4

         "the Purchaser's Group"       the Purchaser and any holding company of
                                       the Purchaser and their respective
                                       subsidiaries for the time being other
                                       than the Group

         "the Purchaser's Solicitors"  Gouldens, 22 Tudor Street, London, EC4Y
                                       0JJ

         "the Shares"                  the share capital of the Company in issue
                                       as detailed in Schedule 2

         "Subsidiary"                  a company brief particulars of which are
                                       set out in Schedule 3 and references to
                                       "THE SUBSIDIARIES" shall be construed
                                       accordingly

         "the Tax Deed"                a deed in the form set out in Schedule 6

         "taxation" or "tax"           tax as defined in the Tax Deed

         "the Vendors' Representative" Mr Tim Roots or such other person with an address in the United Kingdom as the
                                       Vendors or the Vendors' Solicitors shall notify to the Purchaser by not less than fifteen business days prior written notice with express reference to this Agreement

         "the Vendors' Solicitors"     Edge & Ellison, Rutland House, 148
                                       Edmund Street, Birmingham B3 2JR

         "the Warranties"              the warranties and representations set
                                       out in Clause 5 and Schedule 7

1.2 References in this Agreement to "THE COMPANIES" are references to the Company and the Subsidiaries and the expression "THE COMPANY" shall (save where clearly inconsistent) also include each Subsidiary so that (without limitation) each of the Warranties in Schedule 7 shall be deemed separately given in respect of and in relation to each of the Companies.

1.3 References in this Agreement to "THE TAXES ACT", "THE TCGA" and "THE COMPANIES ACT" are references to the Income and Corporation Taxes Act 1988, the Taxation of Chargeable Gains Act 1992 and the Companies Act 1985 respectively and words and expressions defined in the Companies Act shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement.

1.4 The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

1.5 Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.6 References in this Agreement to any "AGREED DRAFT" document or any document in "AGREED FORM" are references to the document described in the form of the draft agreed between the parties and initialled by them or by the Vendors' Solicitors and Purchaser's Solicitors on their behalf for identification purposes.

1.7 References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended consolidated extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders regulations instruments or other subordinate legislation made from time to time under the statute concerned.

1.8 References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.9 References in this Agreement to an "ASSOCIATE" or a "CONNECTED PERSON" in relation to another, are references to a person who is an associate of or connected with the other within the meaning of Section 417 or
         Section 839 of the Taxes Act, as appropriate.

1.10 The Clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

2.       Agreement to Sell and Purchase
         ------------------------------

2.1 Mr Roots hereby agrees to sell the Shares to the Purchaser (a) free from all liens charges encumbrances and other equities of any description (whether known about or not) (b) together with the benefit of all rights and profits attaching thereto including all rights to dividends and other distributions declared made or payable thereon in respect of periods commencing on or after the Accounting Date other than a dividend of [pound]4 per share (or alternatively an allotment of 9 Ordinary Shares of [pound]1 each for each share then held paid on 4th December 1996) and a dividend of [pound]1,009,525 paid on 29th November
         1996) and (c) otherwise with full title guarantee for the purposes of the Law of Property (Miscellaneous Provisions) Act 1994 and the Purchaser hereby agrees to purchase the same on and subject to the terms of this Agreement.

2.2 Each of Mrs Freer, Mr James and Mr Douglas hereby agrees to release the Option granted in his or her favour on and subject to the terms of this Agreement.

2.3 Each of the Vendors hereby waives and undertakes to procure the waiver of all preemption and similar rights over the Shares or any of them to which he or any other person may be entitled under the Articles of Association of the Company or otherwise in relation to the sale and purchase of the same hereunder.

2.4 Nothing in this Agreement shall oblige the Purchaser to buy any of the Shares or otherwise complete this Agreement unless the sale and purchase of all of the Shares and the release of each of the Options is completed simultaneously.

2.5 Notwithstanding that in accordance with the terms hereof the Deferred Consideration will not be paid on Completion the full rights and title of the Vendors to the Shares and the rights therein shall on Completion pass to the Purchaser absolutely free from any lien.

3.       Consideration
         -------------

3.1 The Consideration for the Sale Shares and the release of the Options shall be the aggregate of:-

         (a)      [pound]5,000,000; and

         (b) twice the excess of the Net Profit over [pound]1,000,000 up to a Net Profit of [pound]1,250,000;

         (c) seven times the excess of the Net Profit over [pound]1,250,000 up to a Net Profit of [pound]1,500,000; and

         (d) one and one half times the amount of the Net Profit over [pound]1,500,000

         Provided that the maximum amount of the Consideration shall in no event exceed [pound]8,000,000.

3.2 The Completion Consideration shall be apportioned amongst the Vendors as specified in Column 2 of Part 1 of Schedule 1 and the Deferred Consideration shall be apportioned amongst the Vendors as specified in Column 3 of Part 1 of Schedule 1.

3.3      The Consideration shall be paid or satisfied in cash:-

         (A)      as to [pound]5,000,000 on Completion; and

         (B) as to any Deferred Consideration, on the fifth business day following determination of the Net Profit under Schedule 5.

3.4 The Deferred Consideration shall carry interest computed to the date of payment of the same from Completion (in the case of the first [pound]2,000,000 of the Deferred Consideration) and from the due date for payment (in the case of any balance of the

         Deferred Consideration) at the base rate (calculated on a daily basis) from time to time of National Westminster Bank PLC, both after as well as before any judgment therefor.

4.       Completion
         ----------

4.1 Unless otherwise agreed Completion shall take place at the offices of the Purchaser's Solicitors on or before 3.00 p.m. on the Completion Date.

4.2      On Completion the Vendors shall:-

         (A)      deliver to the Purchaser:-

                  (i) duly executed transfers of the Shares in favour of the Purchaser or the Purchaser's nominee(s) together with the share certificates therefor or an indemnity in the Agreed Form in the case of any missing share certificates;

                  (ii) duly executed releases in respect of the Options in the Agreed Form together with the option certificates relating thereto or an indemnity in the Agreed Form in the case of any missing option certificates;

                  (iii) share certificates in respect of all the issued shares in the Subsidiaries or an indemnity in the Agreed Form in the case of any missing share certificates and duly executed transfers in blank in respect of all of such shares not registered in the name of the Company (or any Subsidiary);

                  (iv) the Certificate(s) of Incorporation the Common Seal Minute Book Register of Members (duly written up to date) Share Certificate book and all other statutory records of each of the Companies;

                  (v) the Tax Deed duly executed as a deed by each of the Covenantors therein mentioned;

                  (vi) a confirmation in Agreed Form executed as a deed by each of the Vendors to the effect that (except as expressly therein mentioned) he has no claim whether as officer employee or otherwise against any of the Companies and that none of the Companies is in any way indebted to him;

                  (vii) the written resignations in the Agreed Form of each of the Directors (other than Mr Roots) and the Secretary of each of the Companies, each such resignation to be executed as a deed and to confirm that the person resigning has no claims against such Company for compensation for loss of office or otherwise;

                  (viii) the written resignations of the auditors of each of the Companies, each such resignation to be in the form required by Section 394 of the Companies Act and to confirm that such auditors are of the opinion that there are no circumstances of the nature referred to in Section 394(1) of the Companies Act that need to be brought to the attention of the members or creditors of such Company in connection with their resignation;

                  (ix) a statement showing the balances on all bank accounts of the Group as at a date not more than seven days prior to Completion together with a list of all sums received and cheques drawn in excess of [pound]1,000 for any one item since the date of the relevant statement;

                  (x)      a list of all credit cards of the Group;

                  (xii) a letter to each of the bankers of the Group, signed by sufficient duly authorised signatories, cancelling the existing mandates of the Group and authorising the bankers to deal with such authorised representatives as the Purchaser shall nominate in relation to the terms of any replacement mandates therefor;

                  (xiii) the title deeds to the Property (except to the extent in the possession of mortgagees or other security holders as specifically disclosed, with reference to this Clause, in the Disclosure Letter).

         (B) repay or procure the repayment in full of all amounts owing (even if not due for repayment) to the Group by any of the Vendors or any connected persons or associates or directors of them or any of them and shall procure that all guarantees or indemnities given by or binding on any of the Companies in respect of any liabilities or obligations (actual or contingent) of any of the Vendors or any of such connected persons or associates or directors are fully and effectively released without cost to any of the Companies.

         (C) procure that each of the Vendors shall enter into a service agreement in Agreed Form with the Company.

         (D) procure that a meeting of the Board of Directors of each of the Companies shall be held at which:-

                  (i) the transfers of the Shares and, as the case may be, the transfers in blank referred to in Clause 4.2(A), if completed by the Purchaser, shall be approved for registration subject only to them being duly stamped;

                  (ii) the said resignations shall be accepted with effect from the conclusion of the meeting and such persons as the Purchaser shall nominate shall be appointed Directors, the Secretary and Auditors;

                  (iii) all existing bank mandates shall be cancelled and fresh instructions shall be issued to bankers as the Purchaser shall require;

                  (iv) such other business shall be attended to as the Purchaser shall reasonably require.

4.3 Subject to conclusion of the matters referred to in Clause 4.2 above the Purchaser shall on Completion deliver to the Vendors' Solicitors:-

         (A) by bankers draft or telegraphic transfer payment of the Completion Consideration;

         (B)      counterparts of the Tax Deed duly executed by the Purchaser;
                  and

         (C)      the Bank Guarantee duly executed by Kellock Limited.

5.       Warranties
         ----------

5.1 The Vendors hereby represent and warrant to the Purchaser (for the benefit of the Purchaser and its successors in title and separately as trustee for each Company) in the terms of the Warranties and acknowledge that the Purchaser is entering into this Agreement in reliance on the Warranties.

5.2 Except as provided below, the Warranties are given subject only to those matters fairly disclosed in the Disclosure Letter and no other information of which the Purchaser has actual or constructive knowledge shall prejudice any claim under the Warranties or operate to reduce any amount recoverable thereunder.

5.3 Subject always to the express provisions of Clause 6 each of the Warranties is given independently from and (save as provided in Clause
         5.2 as regards the Disclosure Letter) shall not be limited by reference to any of the others of them or anything else contained in this Agreement or the Tax Deed or any other agreement or document referred to herein.

5.4 Without prejudice to the right or ability of the Purchaser to claim damages on any bases available to it in respect of a breach of any Warranty, the Vendors shall be liable to repay, to the Purchaser (or at the request of the Purchaser, the relevant Company), so much of the Deferred Consideration as would not have been paid, if the circumstances ("THE RELEVANT CIRCUMSTANCES") giving rise to the relevant claim for breach of Warranty would have reduced the Deferred Consideration but for the fact that the Relevant Circumstances were not actually known to the Purchaser at the time of preparation of the Earn Out Accounts or the effect of the Relevant Circumstances was not fully reflected in the Earn Out Accounts Provided that if the Vendors can show that there were circumstances which were not reflected (or not fully reflected) in the Earn Out Accounts which, if reflected (or fully reflected as the case may be) would have increased the Net Profit then the amount of such increase shall be set off against the amount of any decrease arising from the Relevant Circumstances for the purpose of quantifying any relevant claim made by the Purchaser on this basis.

5.5 Each of the Vendors hereby irrevocably waives all rights and claims which he may have against each Company in respect of any misrepresentation inaccuracy or omission in or from any information or advice given by it or any of its officers or employees to such Vendor to enable him to give any of the Warranties or to prepare the Disclosure Letter or to assume any of the obligations assumed or to be assumed by him under or pursuant to this Agreement.

6.       Limitations on Liability
         ------------------------

6.1 Subject as provided below or in the Tax Deed, the liability of the Vendors under or in respect of the Warranties and/or the covenants on their part contained in the Tax Deed ("THE INDEMNITIES") shall be limited as follows:-

         (A) no claim under the Warranties or the Indemnities ("A RELEVANT CLAIM") may be made unless written notice of the claim concerned has been given to the Vendors before the seventh anniversary of Completion in the case of the Indemnities and the Warranties relating to taxation ("THE TAX WARRANTIES") and before 31st December 1998 in any other case;

         (B) no claim under the Warranties may be made unless and until the aggregate amount of all relevant claims exceeds [pound]50,000 although (subject to paragraph (C) of this Clause) once such limit is exceeded the full amount of all such claims and any other claims shall be recoverable; and

         (C) No claim will lie by reason of any single breach of the Warranties unless the amount of the claim arising from the breach exceeds [pound]1,000. For this purpose a series of related claims arising from the same circumstances each claim being for an amount of less than [pound]1,000 shall be treated as a single claim and the amounts aggregated accordingly.

         (D) the maximum aggregate liability of each of the Vendors under the Warranties and the Indemnities shall not exceed an amount equal to the aggregate of the Consideration received by each Vendor.

6.2 The amount of any claim by the Purchaser shall be reduced to the extent that:

         (A) the claim has previously been satisfied pursuant to any other provision of this Agreement or any agreement entered into pursuant hereto; or

         (B) the Company concerned has previously recovered under the terms of any insurance policy of such Company in force at the date hereof any loss or damage the subject of the relevant claim; or

         (C) provision or reserve for the liability to which it relates was made in the Accounts; or

         (D) the liability to which it relates was reflected in the calculation of the Deferred Consideration.

6.3 The Purchaser shall be entitled to claim both under the Warranties and under the Indemnities by reference to the same subject matter, but any payment in respect of a breach of Warranty shall to such extent satisfy and discharge any claim made by the Purchaser under the Indemnities in respect of the same subject matter and vice versa.

6.4 The provisions of Clauses 3 to 6 (inclusive) of the Tax Deed shall apply mutatis mutandis to any claims under the Tax Warranties.

6.5 If the liability or loss or damage the subject of a claim under the Warranties (other than the Tax Warranties as to which Clause 5 of the Tax Deed shall apply) has previously been made good in full (including all reasonable third party costs and expenses including, but not limited to, legal and professional adviser's costs, the amount of any insurance excess and increased insurance premium) and the Purchaser or a Company subsequently recovers or receives from a third party (not being the other of them or any other member of the Purchaser's Group or a Vendor) a sum which is directly referable to the subject matter of such claim, the Purchaser or the Company (as appropriate having regard to which of them is the recipient) shall promptly after the receipt of such sum pay to the Vendors' Solicitors on behalf of the Vendors originally satisfying the claim the net amount received after deducting any costs and expenses reasonably incurred by the Purchaser or the Company in recovering such sum from the third party (including any taxation payable by reason of the receipt thereof) but not in any event exceeding the amount originally paid to it in respect of the claim concerned.

6.6 Any amount paid by the Vendors to the Purchaser in satisfaction of any relevant claim shall be treated as a reduction by that amount in the Consideration.

6.7 Nothing contained in the Disclosure Letter shall limit and none of the limitations contained in this Clause and/or in Clauses 3 to 6 (inclusive) of the Tax Deed shall apply to any breach of any of the Warranties given in paragraphs (77), (109), (110), (111), (112), (119)
         and (120) of Schedule 7.

6.8 Nothing in this Agreement or the Tax Deed or otherwise shall limit the liability of any Vendor hereunder or thereunder where such Vendor has made a fraudulent, reckless or grossly negligent misrepresentation or has deliberately failed to disclose to the Purchaser information known to him.

6.9 No disclosure in the Disclosure Letter or otherwise shall limit and Clause 6.1 shall not apply to any relevant claim arising by reason of transactions effected between and/or loans, benefits and/or other distributions made or deemed for tax purposes to have been made or provided on or before Completion by or to the Company by or to all or any of the Vendors or any director shareholder associate or connected person of all or any of the foregoing save that this sub-clause shall not apply to the disclosure made by reference to paragraphs 10(e), 23, 26, 27, 53, 89, 91 and 99 of Schedule 7.

6.10 The Purchaser shall not be entitled to recover a loss suffered by it for a breach of the Warranties to the extent that such loss is increased by:

         6.10.1 any change in the law (including a change in the principles of taxation) after Completion imposing an obligation which did not exist at Completion (but not such a change which increased a liability existing at Completion) or;

         6.11.2 any voluntary act or omission of the Purchaser not in the ordinary course of business where a reasonable and commercial alternative course of action is available which would not lead to such a loss and where the Purchaser had actual knowledge that the circumstances could give rise to a relevant claim;

6.11 The Purchaser acknowledges and confirms that it has formed no intention of bringing a warranty claim under the Agreement as at the date of this Agreement.

6.12 The Purchaser will disclose in writing to the Vendors such information and documents relating to claims as may be reasonably requested by the Vendors insofar as the Vendors would be entitled to receive such documents under the High Court rules of discovery if proceedings were commenced.

6.13 Nothing contained in this Agreement will be deemed to relieve the Purchaser from a common law duty to the Vendors to mitigate its loss.

6.14 The Purchaser warrants and represents to the Vendors that it has the requisite powers to enter into and perform this Agreement, and the obligations to be assumed or performed by it will constitute valid, legal and binding obligations on it.

7.       Set Off
         -------

7.1 If at any time prior to the date on which the Deferred Consideration or any part thereof is due to be paid the Purchaser has made any claim under this Agreement or the Tax Deed (a "CLAIM") and the Claim has not at the date been paid or satisfied by the Vendors in accordance with the terms of this Agreement or the Tax Deed (as appropriate) then:-

         (A) if the Claim has been finally decided the Purchaser shall be entitled to deduct from any payment of the Deferred Consideration the amount due in respect of the Claim;

         (B) if the amount of the Claim has not been finally decided the Purchaser shall on the due date for payment place on Cash Deposit an amount equal to the alleged amount of the Claim and such payment shall pro tanto satisfy the obligation of the Purchaser to make the relevant payment in respect of the Deferred Consideration. The Vendors shall be entitled by notice in writing to the Purchaser within 5 business days of the banking of the Cash Deposit to notify it that they consider the amount placed on Cash Deposit to be excessive. If within 20 business days of such notice by the Vendors to the Purchaser, the parties have been unable to agree the amount of the Cash Deposit, the Vendors may request the appointment of the Independent Accountant pursuant to the provisions of paragraph (11) of Schedule 5 to determine a fair estimate of the loss which the Purchaser is liable to suffer by reason of the alleged breach and which should be retained on the Cash Deposit. Paragraphs (10) and (12) of Schedule 5 shall have effect (mutatis mutandis) in relation to any appointment of the Independent Accountant pursuant to this Clause as they do for the purpose of Schedule 5. If the Independent Accountant shall determine that the amount of the Cash Deposit exceeds a fair estimate of the loss which the Purchaser is liable to suffer, the Purchaser shall forthwith after such determination pay such excess to the Vendor's Solicitors together with any interest earned on such excess.

7.2 When any claim in respect of which a payment has been placed on Cash Deposit has been finally decided an amount of the Cash Deposit equal to the liability of the Vendors shall forthwith be paid to the Purchaser and the balance (if any) shall, provided that no other Claim shall then be outstanding, be released to the Vendors' Solicitors.

7.3 For the purposes of this Clause only, a Claim shall be deemed to be "FINALLY DECIDED" if either:-

         (A) so determined by a court of competent jurisdiction from which there is no appeal or from whose judgment the Vendors or the Purchaser or relevant Company (as the case may be) do not or does not appeal within any applicable time limit; or

         (B)      the Vendors and the Purchaser shall so agree in writing.

7.4      For the purposes of this Agreement:-

         (A) legal proceedings shall not be deemed to have been commenced unless they have been both issued and served on the Vendors; and

         (B) neither the amount of the Cash Deposit nor the other provisions of this Clause shall be regarded as imposing any limit on the amount of any proper claims under this Agreement or the Tax Deed.

7.5 Any release of monies from the Cash Deposit in satisfaction of any Claim shall be made first out of the principal monies forming part thereof and thereafter (to the extent such principal monies are not sufficient) out of interest earned on the principal monies. Subject to the foregoing and to the retention of any such interest on Cash Deposit on account of any Claim(s) which has or have not at the relevant time been finally decided, any interest earned on principal monies released from the Cash Deposit shall be paid to the person receiving the same at the same time as they are released.

7.6 The Cash Deposit shall be an interest bearing deposit account opened at a United Kingdom branch of one of the clearing banks (or such other bank as the parties shall agree) in the joint names of the Vendors' Solicitors and the Purchaser's Solicitors on terms that no amounts (including interest) shall be paid out therefrom otherwise than as expressly provided in this Clause. The mandate applicable to the Cash Deposit shall be operated jointly by the Vendors' Solicitors and Purchaser's Solicitors as provided in the Letter of Instruction in Agreed Form which the parties shall issue to such Solicitors on the making of any Cash Deposit.

8.       Covenants to protect Goodwill
         -----------------------------

8.1 For the purposes of protecting the goodwill of the Companies and the value of the Shares the Vendors hereby undertake to and covenant with the Purchaser (separately for itself and as trustee for each of the Companies and for each purchaser, assignee and shareholder from time to time below mentioned) that (except as a shareholder in the Purchaser or in the proper performance of his duties as an employee or officer of any Company or any member of the Purchaser's Group) none of them will, whether for his own account or jointly with or as manager agent officer employee consultant shareholder or otherwise on behalf of any other person firm or corporation, and whether directly or indirectly during the Relevant Period:-

         (A) be engaged concerned or interested in or associated with in the Relevant Territory any Relevant Business; and/or

         (B) within the Relevant Territory carry on or be engaged concerned or interested in the sale of goods or provision of services, of a kind supplied by any company in connection with its Relevant Business, to any person firm or company which has at any time within the period of twelve months preceding the Relevant Date been a customer of or in the habit of dealing with any company for such goods or services; and/or

         (C) endeavour to procure the supply of goods or services from any person firm or company which during the twelve months preceding Completion has been a supplier of goods or services in connection with any Relevant Business to any company where such supply may have a material adverse effect on or cause material loss to such Company; and/or

         (D) solicit, interfere with or endeavour to entice away from any Company any person, firm or company who to his knowledge is now or has during the twelve months preceding Completion been a client, customer, correspondent, agent of or in the habit of dealing with such Company nor enter into a partnership or any association whether directly or indirectly with any such person; and/or

         (E) solicit interfere with or endeavour to entice away from any Company or offer to employ or engage under a contract for services or enter into partnership with any person who on or during the twelve months preceding Completion is or was an officer or employee of or full time consultant to any Company; and/or

         (F) knowingly do or say anything which is or is calculated to be prejudicial to the interests of any Company or its business or which results or may result in the discontinuance of any contract or arrangement of benefit to any Company;

         PROVIDED THAT nothing in this Clause 8.1 shall prohibit the Vendors from holding individually directly or indirectly (for investment purposes only) not more than 3% of the shares of a public company listed or dealt in on a recognised investment exchange.

8.2 Each Vendor hereby undertakes to and with the Purchaser (for itself and separately as trustee as provided in Clause 8.1) that (save in the proper performance of his duties as an employee or officer of any Company or any member of the Purchaser's Group) he will not, whether for his own account or jointly with or as manager agent officer employee consultant shareholder or otherwise on behalf of any other person firm or corporation, and whether directly or indirectly:-

         (A) take away make use of or disclose to any person firm or corporation (save insofar as necessary to comply with any statutory obligation or order of any Court or statutory tribunal of competent jurisdiction) any confidential information or trade secrets in his possession and which in any way relate to the business or other affairs of any Company or to any manufacturers suppliers customers clients agents or any other person who has or who has had any dealings with any Company; and/or

         (B) make use of the names "Prophet", "Portable Computers" or "Able Distribution" or any corporate or business name which is identical or similar to or is likely to be confused with the corporate name or any trade or business name of any of the Companies or which might suggest a connection with the same.

         (C) take away make use of or disclose to any person firm or corporation (save insofar as necessary to comply with any statutory obligation or order of any Court or statutory tribunal of competent jurisdiction) any confidential and/or proprietary information or trade secrets or technology (including without limitation the PECOS technology of the Purchaser's Group) and which in any way relate to the business or other affairs of any member of the Purchaser's Group or to any manufacturers suppliers customers clients agents or any other person who has or who has had any dealings with any member of the Purchaser's Group; and/or

         (D) make use of the name "AMA" "Catalink" "Catalink Direct" "Elcom" "Elcom Systems" "GEOLOGIC" "PECOS" "RECOS" "Rapid Recall" "Computerware" "CSI" "Lantec" or "Shoplink" or any corporate or business name which is identical or similar to or is likely to be confused with the corporate name or any trade or business name of the Company and/or any member of the Purchaser's Group or which might suggest a connection with the same.

8.3 Mr Roots undertakes and covenants with the Purchaser (separately for itself or each members of the Purchaser's Group) in the terms mutatis mutandis of Clause 8.1 save that there shall be substituted for each reference to the Relevant Business a reference to the Elcom Business.

8.4 Each Vendor undertakes to execute and deliver and do such documents deeds and things as the Purchaser may reasonably require after Completion to vest in the Group, or such other member of the Purchaser's Group as the Purchaser shall direct for no additional consideration, ownership and title and all rights of such Vendor in respect of all inventions and intellectual property owned by or vested in him and which relate to products of the Group or any manufacturing process used or intended at Completion to be used by the Group in its business.

8.5      For the purposes of this Clause:-

         (A)      the expression "RELEVANT BUSINESS" means:-

                  (a) any business of the sale of personal computers, software, network and communications products and related services in both the end user and distribution markets; and/or

                  (b) any other business carried on by any Company on or at any time during the period of twelve months ending on the Relevant Date;

         (B) the expression "THE RELEVANT PERIOD" means in relation to each Vendor the period from Completion to 31 July 1999 save that for the purpose of Clause 8.1(D) and the equivalent undertaking given by Mr Roots pursuant to Clause 8.3 the Relevant Period in relation to Mr Roots shall be the period from Completion to 31 July 2000;

         (C)      the expression "THE RELEVANT TERRITORY" means the United
                  Kingdom; and

         (D) the expression "THE ELCOM BUSINESS" means the sale of personal computers, software, network and communications products and related value added services (including, but not limited to infrastructure support, help desks, consultancy and training) in both the end user and distribution markets and the development use and licensing of electronic commerce enabling software systems and electronic catalogue systems.

8.6 Each of the undertakings and covenants contained in the separate paragraphs of Clauses 8.1 and 8.2 is and shall be a separate undertaking and covenant by each Vendor.

8.7 It is hereby agreed and declared that the benefit of the covenants and undertakings given in this Clause shall be assignable by the Purchaser to and become enforceable by any purchaser or assignee or other holder for the time being of any of the Shares or of any shares of any of the Subsidiaries or any purchaser or assignee of all or any part of any Relevant Business.

9.       Enforceability and Severability
         -------------------------------

9.1 Each of the agreements covenants warranties indemnities and other obligations of the parties entered into pursuant hereto (including without limitation under Clause 8) is considered reasonable by the parties but in the event that any provision or part thereof shall be held void or unenforceable or in conflict with the law of any state or jurisdiction any provision or part so held void or unenforceable or in conflict as aforesaid shall be severed from this Agreement or other document in which it is contained or otherwise modified to become valid and enforceable insofar as it relates to that state or jurisdiction only and the enforceability and validity of any other parts or provisions of this Agreement and such document shall not be affected by such severance or modification.

9.2 Insofar as the restrictions contained in this Agreement or any arrangement of which it forms part are registerable under the Restrictive Trade Practices Act 1976 ("THE RTPA") such restrictions shall to such extent not come into force until the day following the day upon which such particulars relating thereto as are required to be filed with the Office of Fair Trading ("OFT") pursuant to the RTPA shall have been received by the OFT for filing. Each of the Vendors hereby authorises the Purchaser to file such particulars with the OFT.

9.3 Where any agreement covenant warranty or indemnity given pursuant to this Agreement is stated to be for the benefit of a Company or other third party the same shall be directly enforceable by the Company or third party concerned or by the Purchaser on its behalf as if it were named as a party hereto and had duly executed this Agreement.

10.      Further Assurance
         -----------------

10.1 Each of the Vendors hereby agrees for no additional consideration or payment to execute and deliver any further documents as the Purchaser may reasonably require to vest in the Purchaser (or as it shall direct) the beneficial ownership of the Shares free from all charges liens and other adverse interests.

10.2 Each Vendor hereby irrevocably and unconditionally appoints the Purchaser with effect on and from Completion as his attorney with full powers of substitution in his name and for him and on his behalf (and to the complete exclusion of any rights he may have in such regard) lawfully to exercise all voting and other rights and receive all the benefits and entitlements which may now or at any time hereafter attach to his Shares or any of the Shares registered in his name (whether alone or jointly with any other person) and to transfer and deal with such shares, rights, benefits and entitlements and execute such documents under hand or as a deed and do such acts and things in connection with the foregoing as the Purchaser shall from time to time think fit in all respects as if the Purchaser were the absolute legal and beneficial owner thereof and the Purchaser shall keep the Vendors fully indemnified against all liabilities arising out of any acts or thing done or omitted to be done by the Purchaser pursuant to such power of attorney.

10.3 Each Vendor hereby irrevocably and unconditionally appoints the Purchaser with effect on and from Completion as his attorney with full power of substitution aforesaid to execute deliver and do all such documents deeds acts and things as may be required by the Purchaser under Clause 8.4 and/or 10.1 above.

10.4 The powers of attorney granted in this Clause are given by way of security for the due performance by each Vendor of his obligations thereby contemplated.

10.5 Each of the Vendors undertakes to provide to the Purchaser such assistance and documentation as the Purchaser may reasonably request to enable the Purchaser's holding company to comply with its United States SEC filing obligations and in particular will use all reasonable endeavours to procure Harwood Hutton and any other firm of auditors in relation to the Company in respect of the financial periods commencing on or after 30th April 1993 (at the expense of the Purchaser) to make available such of their files and working papers and to otherwise cooperate in such fashion as may be required for such purpose.

10.6 The Vendors shall indemnify and hold indemnified the Purchaser against all costs, claims, liabilities, actions, proceedings and expenses which may be suffered or incurred by it or Portable arising pursuant to or in connection with the failure formally to surrender two leases each dated 16th June 1993 in respect of Units 6 and 7 Arden Court, Alcester Provided that the indemnity set out in this clause shall not apply to the extent that any liability the subject of this indemnity has been taken into account in the Earn Out Accounts and has reduced the Deferred Consideration accordingly.

11.      Survival of Agreement
         ---------------------

         This Agreement (and in particular the warranties representations covenants agreements of the Vendors hereunder) shall insofar as the terms thereof remain to be performed or are capable of subsisting remain in full force and effect after and notwithstanding Completion.

12.      Costs
         -----

         Save as expressly otherwise provided herein each party shall pay his own costs and expenses in connection with the preparation and carrying into effect of this Agreement.

13.      Successors and Assigns
         ----------------------

         This Agreement shall not be assignable by any of the Vendors (save as expressly permitted herein) but shall be binding upon and enure for the benefit of each party's successors and on each Vendor's personal representatives.

14.      Announcements
         -------------

         Save in respect of statutory returns or matters required to be disclosed by law or to the United States Securities and Exchange Commission or the requirements of NASDAQ or other governmental or regulatory authority, none of the parties hereto shall make any press statement or other public announcement in connection with this Agreement without the prior written approval of the text of such statement or announcement (in the case of any Vendor by the Purchaser or (in the case of the Purchaser) by the Vendors' Solicitors or the Vendors' Representative.

15.      The Vendors' Representative
         ---------------------------

15.1 Any consent or agreement or direction or waiver given or made by the Vendors' Representative for the purposes of this Agreement and/or the Tax Deed shall be binding upon all of the Vendors, as appropriate.

15.2 Delivery of any document or payment required to be made to the Vendors or any of them hereunder may be made to the Vendors' Representative whose receipt for such delivery or payment shall be an absolute discharge of the party making the same who shall not be concerned as to the application thereof.

15.3 The Vendors shall procure that the Vendors' Representative shall duly comply with the obligations of the Vendors' Representative contained in
         Schedule 5.

15.4 The Vendors' Representative is hereby authorised by each of the Vendors to act in the way contemplated by this Agreement and to take such decisions as he shall at his entire discretion determine and, provided he or it acts in good faith, the Vendors' Representative shall have and accepts no liability to any of the Vendors or to any other person other than the Purchaser in connection with or as a result of anything which the Vendors' Representative does, refrains from doing or neglects or omits to do in connection with any matter relating to the Agreement.

16.      Notices
         -------

16.1 Without prejudice to any other method available for the giving of notice or to any acknowledgement by any party that it has received the same, any notice or other communication desired to be given or made hereunder may be given or made by personally delivering the same or by sending the same by first class prepaid post (airmail if sent to or from abroad) or telex or facsimile ("FAX") in the case of the Purchaser to its registered office for the time being and in the case of any other party to his address shown herein or other address duly notified by the relevant Vendor for the purpose of this Clause and if sent by post as aforesaid shall be deemed to have been received on the second business day after the posting of the same (or on the third business day if sent to or from abroad) and if personally delivered sent by telex or fax shall be deemed to have been received on delivery or despatch if sent on a business day or (if not so delivered or sent) on the first business day thereafter.

16.2 For the purposes of this Agreement and/or the Tax Deed and/or any proceedings arising in connection therewith service by the Purchaser of notice on the Vendors Representative shall be deemed to be sufficient and proper notice to all of the Vendors as appropriate.

17.      General
         -------

17.1 Except otherwise expressly provided herein the obligations and liabilities of the Vendors assumed or undertaken under or pursuant to this Agreement and Tax Deed shall be joint and several. The Purchaser hereby agrees that where the Vendors are jointly and severally liable hereunder it shall bring the same claim or action under this Agreement against each of the Vendors (who have not settled any claim against them by the Purchaser) who resides (for the purpose of service of Court documents at the relevant time) at the address set out beside his/her name in this Agreement or such other address in the United Kingdom as the relevant Vendor shall have duly notified pursuant to Clause 16.1.

17.2 The obligations and liabilities of any party hereto shall not be prejudiced released or affected by any time or forbearance or indulgence release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such party or any other party so obliged or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice release or affect any such obligations except an express written release by all the parties to whom the relevant obligations and liabilities are owed or due.

17.3 This Agreement together with all documents in Agreed Form represents the entire agreement between the parties and it may only be varied by written document signed by all the parties. In particular, information provided to the Purchaser by the Vendors which is not the subject of the Warranties shall not constitute any representation to the Purchaser relating to its fairness, accuracy or otherwise and shall not be relied on by the Purchaser for such purpose and the Vendors shall not be entitled to rely on the provision of such information in any defence to a claim for breach of Warranty under this Agreement.

17.4 Except where expressly provided to the contrary, the rights and remedies reserved to the parties or any of them under any provision of this Agreement or in any document to be executed pursuant hereto shall be in addition and without prejudice to any other rights or remedies available to such parties whether under this Agreement or any such document by statute common law or otherwise.

17.5 This Agreement shall be governed by and construed in accordance with English Law and the parties hereby submit themselves to the non-exclusive jurisdiction of the English Courts.

17.6 If the Company recovers any amount for which provision has been made pursuant to paragraph 4(L) or Schedule 5 in the Earn Out Accounts the Purchaser shall within 10 working days of such recovery pay to the Vendors (as additional consideration for the Shares) the amount so recovered less the reasonable recovery costs thereof (payment to be made to the Vendors' Solicitors).

IN WITNESS whereof this Agreement has been executed as a deed of each of the Vendors and the Purchaser the day and year first before written.

                                   SCHEDULE 1
                                   ----------

                           PARTICULARS OF THE VENDORS

              1                        2                           3
      Name and Address            Completion                    Deferred
      ----------------            ----------                    --------
                              Consideration[pound]           Consideration %
                              --------------------           ---------------

Timothy Michael Roots                  4,250,000                    85
Manor Barn
Full Ready
Stratford upon Avon
CV37 7PT

Elaine Mary Freer                        250,000                     5
Kingston
Parkside Drive
Churchdown
Gloucester
GL3 1JR

Deran Uril James                         250,000                     5
40 Ashby Close
Hodge Hill
Birmingham
B8 2RB

Marvin Arthur Douglas                    250,000                     5
47 Golden Cross Lane
Catshill
Bromsgrove
B61 0LG

                                ----------------                   ----

TOTALS                          [pound]5,000,000                   100%

                                ----------------                   ----

                                   SCHEDULE 2
                                   ----------

                                   THE COMPANY

1.       Date of Incorporation:              23 May 1990

2.       Registered Number:                  2504725

3.       Authorised Share Capital:           [pound]1,500,000 divided into
                                             1,500,000 ordinary shares of
                                             [pound]1.00 each

4.       Issued Share Capital:               1,000,010 ordinary shares of
                                             [pound]1.00 each all fully paid or
                                             credited as fully paid

5.       Directors:                          T Roots
                                             E M Freer

6.       Secretary:                          E M Freer

7.       Registered Office:                  Arrow Road North,
                                             Lakeside, Redditch B98 8NN

8.       Accounting Reference Date:          30 April

                                   SCHEDULE 3
                                   ----------

                                THE SUBSIDIARIES

A.       Portable Computers Limited
         --------------------------

1.       Date of Incorporation:              30 November 1989

2.       Registered Number:                  2448018

3.       Authorised Share Capital:           [pound]30,000 divided into 30,000
                                             ordinary shares of[pound]1.00 each

4.       Issued Share Capital:               25,000 ordinary shares all fully
                                             paid or credited as fully paid

5.       Shareholders:                       Prophet Group Limited     24,750
                                             T. Roots (as nominee)        250

6.       Directors:                          T M Roots
                                             E M Freer
                                             D U James
                                             M A Douglas

7.       Secretary:                          E M Freer

8.       Registered Office:                  Arrow Road North,
                                             Lakeside, Redditch B98 8NN

9.       Accounting Reference Date:          30 April

B.       Able Computer Distribution Limited
         ----------------------------------

1.       Date of Incorporation:              3 January 1989

2.       Registered Number:                  2332562

3.       Authorised Share Capital:           [pound]1,000 divided into 1,000
                                             ordinary shares of [pound]1.00 each

4.       Issued Share Capital:               99 ordinary shares all fully paid
                                             or credited as fully paid

5.       Shareholder:                        The Company               98
                                             T Roots                    1

6.       Directors:                          T M Roots

7.       Secretary:                          E M Freer

8.       Registered Office:                  Arrow Road North,
                                             Lakeside, Redditch B98 8NN

9.       Accounting Reference Date:          30 April

                                   SCHEDULE 4
                                   ----------

                                  THE PROPERTY

Land and Buildings on the north side of Holloway Drive, Lakeside, Redditch, Hereford and Worcester, registered at H.M. Land Registry under the number HW 156919.

                                   SCHEDULE 5
                                   ----------

                            CALCULATION OF NET PROFIT

(1) In this Agreement and in particular in this Schedule where the context admits:-

         (A) the expression "RELEVANT DATE" shall mean 30 April 1997 and the expression "RELEVANT PERIOD" shall mean the period from the 1 May 1996 and ending on the Relevant Date.

         (B) the expression "THE ACCEPTANCE DATE" shall mean the earlier of 31st July 1997 and the date of any notification by the Vendors' Representative pursuant to paragraph (7)

(2) The Earn Out Accounts shall comprise a consolidated balance sheet of the Group as at the Relevant Date and a consolidated profit and loss account of the Group for the Relevant Period.

(3) The Earn Out Accounts shall be prepared in accordance with the provisions of paragraph (4) below but otherwise in accordance with generally accepted accounting principles (including all applicable Financial Reporting Standards and Statements of Standard Accounting Practice approved by the Accounting Standards Board and all relevant statutes relating to statutory accounts of companies) ("GAAP") and subject thereto on bases consistent with and adopting the same accounting principles policies practices and methods as those adopted in the preparation of the Accounts.

(4)      For the purposes of determining the Net Profit:-

         (A)      (i)      notional interest shall be credited at the base rate
                           less 1% of National Westminster Bank plc from time to time on any loan made by the Companies to the Purchaser's Group and notional interest at the base rate plus 1 1/2% of National Westminster Bank plc shall be charged on any loans made by the Purchaser's
                           Group to the Companies (other than any loan from an external source which shall be subject to the interest rate applicable to that loan); and

                  (ii) if the Purchaser requires the Company to enter into invoice discounting arrangements without the consent of the Vendors' Representative the net cost to the Company (after crediting the net amount of any interest receivable pursuant to paragraph (i) above) shall be ignored;

         (B) adjustment will be made for any material adverse effect as a result of:-

                  (i) future trading arrangements with the Purchaser or the Purchaser's Group.

                  (ii) trading arrangements with any other third party entered into at the direction of the Purchaser or the Purchaser's Group where the approval of the Vendors' Representative has not been obtained.

         (C) any future transactions which are outside the ordinary course of business of the Company (either because of their unusual size or unusual nature) will be disregarded where the approval of the Vendors' Representative has not been obtained.

         (D) any management charges levied on the Company by the Purchaser or the Purchaser's Group will be added back, other than costs for services actually provided for the benefit of the Company allocated fairly within the Purchaser's Group, and arms length charges incurred with the prior agreement of the Vendors' Representative.

         (E) the cost of employing additional members of staff without the approval of the Vendors' Representative will be added back (provided that such approval may not be withheld where such additional employees are in the reasonable opinion of the Purchaser having regard to any representations made by the Vendors' Representative required for the purposes of the continued growth and development of the Company's business).

         (F) emoluments and bonuses of the Vendors after Completion will be in accordance with the Service Agreements.

         (G) there shall be excluded the cost of any audit carried out during the Earn Out Period and there shall be included the cost of the preparation and agreement of the Earn Out Accounts up to a maximum amount of (pound)10,000;

         (H) a complete physical stock take of the stocks of the Group shall commence on the Relevant Date (or as soon as practicable thereafter) and persons nominated for the purpose by the Vendors' Representative and the Purchaser shall be entitled to attend such stock take for the purposes of observing the same and stock shall be valued:-

                  (a)      at cost if within a price protection period;

                  (b) at cost less any relevant penalty if within a stock rotation period;

                  (c) at cost or if less the market price thereof less 5% for any stock not within sub-paragraphs (a) or (b) above;

         (I) there shall be excluded profit resulting from any release of a prior year provision which had proved surplus to the requirements of such prior year or arising from the repayment by Mr Roots of (pound)1,009,625 relating to dividends of the Company unlawfully declared in prior periods.

         (J) any excess depreciation of the Company's new computer system resulting from a decision by the Purchaser to replace the said system either before or after the Relevant Date over and above the depreciation of the said system at the Company's normal rates will be added back. The old computer system shall be fully written down.

         (K) Any post balance sheet events arising prior to the Acceptance Date may be taken into account and any such event arising thereafter will be disregarded.

         (L) Debts which have not been paid prior to the later or the Acceptance Date and 31st July 1997 shall be charged against profit except to the extent that it can be shown that such debts will be paid.

         (M) Any provisions made after Completion which are inconsistent with the provisioning policies in the Accounts or the provisions of this Schedule shall be disregarded.

         (N) If there is a change in the Company's accounting policy for the purpose of the Earn Out Accounts to bring the Company's accounting policy into line with GAAP then such policy will be treated as though it had applied both at the Accounts Date and at the Relevant Date.

         (O) No provision shall be made for any liability the subject of the indemnity in Clause 10.6.

(5) The Net Profit shall be the net profit of the Group for the Earn Out Period as shown in the Earn Out Accounts before deducting any taxation on profits including corporation tax and any similar or additional or substituted tax.

(6) The Purchaser shall procure that as soon as possible after the Relevant Date and in any event not later than 30th June 1997 the Earn Out Accounts are prepared on the basis stated above, and that there are delivered to the Vendors' Representative (a) a draft of such Earn Out Accounts and (b) a report detailing the calculation of the Net Profit on the basis of the draft Earn Out Accounts.

(7) The Vendors' Representative shall within 30 days of receipt of the draft Earn Out Accounts and report notify the Purchaser in writing whether the Vendors agree:-

         (a) that the draft Earn Out Accounts have been prepared in accordance with the above bases and other provisions;

         (b)      the said calculation of the Net Profit

         or, if they do not so agree, the area(s) of disagreement and the adjustments (with a suitable explanation) which are required in their opinion to be made to the draft Earn Out Accounts and/or calculation of the Net Profit. If within 14 days of such notification the Purchaser and the Vendors' Representative are unable to agree upon the adjustments to the said draft Earn Out Accounts and Net Profit calculation then the matters in dispute shall on the application of either the Vendors' Representative or the Purchaser be referred to an independent chartered accountant appointed pursuant to paragraph (11) below ("THE INDEPENDENT ACCOUNTANT") who shall be instructed to report whether the said draft Earn Out Accounts have been prepared in accordance with the provisions of this Schedule (and if not, to make such adjustments thereto as he shall consider appropriate to comply therewith) and to calculate the Net Profit.

(8) If the Vendors' Representative shall fail within the period of 30 days stipulated in paragraph (7) above to notify the Purchaser of the agreement or disagreement of the Vendors as the case may be, of the draft Earn Out Accounts and/or report on the Net Profit as provided in such paragraph then the Vendors' Representative shall be deemed to have agreed that the said draft Earn Out Accounts have been duly prepared and that the amount of the Net Profit is as set out in the Purchaser's calculation thereof.

(9) The Earn Out Accounts shall be deemed to have been finalised and the Net Profit shall be deemed to have been determined on the earlier of the agreement (or deemed agreement aforesaid) by the Vendors' Representative and the Purchaser of such Earn Out Accounts and the calculation of the Net Profit and the finalisation and determination thereof by the Independent Accountant as provided above.

(10) The Vendors and the Purchaser shall provide such assistance and information to the other and to the others' representatives and (if relevant) the Independent Accountant as may be reasonably required to enable the Earn Out Accounts and calculation of the Net Profit to be finalised and determined and the Purchaser will procure that the Group will afford to the Vendors' Representative and the Vendors' accountants and to the Independent Accountant all facilities and access to their respective premises, papers, books, accounts, records and returns as may be reasonably required for the performance of their duties provided herein.

(11) For the purposes of this Schedule the Independent Accountant shall be such independent chartered accountant qualified as such for not less than 10 years and engaged in private practice as is appointed jointly by the Vendors' Representative and the Purchaser or (in default) by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Vendors' Representative or the Purchaser.

(12) The Independent Accountant shall be deemed to act as an expert and not as an arbitrator in carrying out his duties referred to herein and his report upon the Completion Accounts and determination of the Net Profit shall be given on such basis and (in the absence of manifest error) shall be final and binding on the parties hereto.

                                   SCHEDULE 6
                                   ----------

                                    TAX DEED

THIS TAX DEED is made on                     1996


BETWEEN

(1) LANTEC (MANAGEMENT) LIMITED (Company Number ) whose registered office is at Elcom House, Langley Business Centre, Station Road, Langley, Berkshire SL5 8YR ("THE PURCHASER" which expression shall include its successors in title and assigns)

(2) THOSE PERSONS whose names and addresses are set out in the Schedule hereto (together "THE COVENANTORS" and "A COVENANTOR" shall be construed accordingly)

WHEREAS this Deed is supplemental to an Agreement dated December 1996 ("THE AGREEMENT") made between the Covenantors and the Purchaser and under which the Purchaser has today completed the acquisition of the shares in the capital of Prophet Group Limited

NOW THIS DEED WITNESSES as follows:-

1.       Interpretation
         --------------

1.1 Words and expressions defined in the Agreement shall (unless specifically defined in this Deed) have the same meanings when used herein and all provisions of the Agreement concerning matters of construction or interpretation shall apply to this Deed.

1.2      The following words and expressions shall have the following meanings:-

         (A) "CLAIM" includes any assessment, notice, demand, letter or other communication or document issued or action taken by or on behalf of any Tax Authority or action required of the Company from which it appears that a tax liability is to be, or may come to be, imposed whether or not the same may be the primary liability of the Company and whether or not it may be entitled to claim reimbursement from any other person or persons;

         (B) "THE COMPANY" means Prophet Group Limited and each Subsidiary and each of them;

         (C) "EVENT" means every event, act, transaction (including without limitation the entry into and completion of the Agreement or the liquidation of the Company) and every occurrence, circumstance, dealing, arrangement, default or omission of any kind whatsoever done or omitted to be done by the Covenantors or the Company or in any way concerning or affecting the Company whether or not done or omitted to be done by it or the Covenantors and (without limitation) a failure to make sufficient distributions to avoid any apportionment of income under Chapter III of Part XI of the Taxes Act;

         (D) "RELIEF" shall mean any relief, allowance or credit in respect of any tax or any deduction in computing income, profits or gains for the purposes of any tax;

         (E) "SCRIP DIVIDEND" means the scrip dividend option offered to shareholders of the Company on 29th November 1996;

         (F) "TAX" means all forms of taxation, dues, duties, imposts, and levies of the United Kingdom or any other jurisdiction whenever and wheresoever charged, imposed or deducted, or otherwise payable as a consequence of any direction or order of any Tax Authority in each case in the nature of tax, together with all costs, charges, interest, penalties and fines payable to a Tax Authority and incidental or relating to or arising in connection with any and all such taxes, dues, duties, imposts and levies including (without limitation) income tax, PAYE, national insurance contributions, corporation tax, capital gains tax, value added tax, customs and other import duties, stamp duty, stamp duty reserve tax, withholding tax, capital transfer tax and inheritance tax but excluding the Uniform Business Rate, Council tax and water rates;

         (G) "TAX ASSESSMENT" shall mean any assessment, demand or other similar formal notice of a tax liability issued by or on behalf of any Tax Authority by virtue of which the Company either is liable to make a payment of tax or will, with the passing of time, become so liable (in the absence of any successful application to postpone any such payment); and

         (H) "TAX AUTHORITY" shall mean any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability.

1.3 References to any "TAX LIABILITY" shall include both liabilities of the Company to make actual payments of tax and also:-

         (A) the loss, or the setting off against income, profits or gains, of any Relief which would (were it not for the said loss or setting off) have been available to the Company and which has been taken into account in computing (and so reducing) any provision for deferred tax which appears in the Accounts (or which, but for the presumed availability of such Relief, would have appeared in the Accounts) save that this shall only apply in respect of a setting off where such setting off is against income, profits or gains which but for such setting off would have resulted in an actual liability to make a payment of tax for which the Covenantors would have been liable under this Deed;

         (B) the loss of a right to repayment of tax which has been treated as an asset of the Company in preparing the Accounts or the setting off of any such right to repayment of tax against any actual tax liability for which the Purchaser would, but for that setting off, the Covenantors would have been liable under this Deed; and

         (C) the setting off against income, profits or gains earned, accrued or received on or before Completion of any Relief which arises in respect of an event occurring after Completion and not in respect of any event occurring on or before Completion in circumstances where, but for such setting off, the Company would have had an actual tax liability in respect of which the Covenantors would have been liable under this Deed.

1.4 In any case falling within Clause 1.3, the amount that is to be treated for the purposes of this Deed as a tax liability of the Company (THE "DEEMED TAX LIABILITY") shall be determined as follows:

         (A) in a case which falls within paragraph (B) thereof, the Deemed Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that paragraph;

         (B) in a case which falls within paragraph (A) or (C) thereof and where the Relief that was the subject of the loss or setting off mentioned in any such paragraph was a deduction from or offset against tax, the Deemed Tax Liability shall be the amount of that Relief;

         (C) in a case which falls within paragraph (A) or (C) thereof and where the Relief that was the subject of the loss or setting off mentioned in any such paragraph was a deduction from or offset against income, profits or gains, the Deemed Tax Liability shall be (i) the amount of tax which would, on the basis of the rates of tax current at the date of the loss, have been saved but for the loss, if the Relief was the subject of such a loss or (ii) the amount of tax which has been saved in consequence of the setting off, if the Relief was the subject of such a setting off.

1.5      References to:

         (A) income, profits or gains as being earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which are deemed for tax purposes to have been earned, accrued or received on or before that date or in respect of that period for the purposes of any tax and accrued gains shall be interpreted in accordance with Section 1 of the Taxation of Capital Gains Act 1992.;

         (B) any payment or distribution as being made on or before a particular date shall include (i) any payment or distribution which has fallen due to be made on or before that date and
                  (ii) any event which has occurred on or before that date and is, or is deemed to be, a payment or distribution for (in either such case) the purposes of any tax.

1.6 Unless the context otherwise requires, references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

2.       Indemnity
         ---------

2.1 The Covenantors HEREBY COVENANT with the Purchaser that subject only as stated in Clause 3 they will at all times by way of repayment of Consideration pay to the Purchaser (or at the option of the Purchaser to the Company) an amount equal to:

         (A) any tax liability of the Company arising in respect of or in consequence of:-

                  (a) any income, profit or gain earned, accrued or received on or before Completion; and/or

                  (b) any event occurring or deemed for tax purposes to have occurred on or before Completion including without limitation the Scrip Dividend;

         (B) any tax liability of the Company arising by reason of the failure of any other person (other than another Company within the definition of the Company where such failure arises after Completion) fully to pay and discharge when due (even if after Completion) any liability to taxation on its part where the Company is so liable by reason of having been, for tax purposes at any time before Completion, a member of the same group or consortium or otherwise connected or associated with, or a settlor or beneficiary in relation to, such person;

         (C)      any capital transfer tax or inheritance tax which:-

                  (a) is at Completion a charge on any of the shares or assets of the Company or which gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

                  (b) after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company being a liability in respect of additional capital transfer tax or inheritance tax payable on or by reason of the death of any person after a transfer of value occurring prior to Completion;

         (D) all reasonable costs and expenses reasonably incurred by the Purchaser or the Company or either of them in connection with any such tax liability as is mentioned in paragraph (A) or paragraph (B) or any such depletion of assets as is mentioned in paragraph (C) or in investigating, assessing, contesting or settling the same or in connection with all proceedings in relation thereto including steps taken to avoid such tax liability or depletion of assets; and

         (E) any tax or other liability of the Purchaser or the Company to the extent the same may arise or be increased by any action taken by the Covenantors under the provisions of Clauses 6 or 10 of this Deed or by reason of or reference to any payment made or to be made by the Covenantors or any of them under this Deed or the Agreement.

2.2 In determining the liability of the Covenantors under this Deed no account shall be taken of any Relief which arises wholly or mainly by reason of events occurring after the Accounting Date and accordingly where any tax liability in respect of which the Covenantors are liable to indemnify the Purchaser and/or the Company under Clause 2. could have been reduced or prevented from arising by virtue of any such Relief the Covenantors shall nevertheless be liable to indemnify the Purchaser in respect of such tax liability as if an actual payment of tax had been made and in any event without regard to such Relief.

2.3 The reference in Clause 2.1(A)(b) to any tax liability of a Company arising in respect of or in consequence of an event occurring or deemed to have occurred on or before Completion shall include any such tax liability resulting from a combination of events at least one of which occurred or is deemed to have occurred before completion and was outside the ordinary course of the business of the Company and the event or events occurring after Completion were in the ordinary course of the business of the Company or arose pursuant to a legally binding obligation incurred prior to Completion.

3.       Limitations
         -----------

3.1 The indemnity given in Clause 2.1 of this Deed shall not cover any tax liability of the Company:-

         (A) where the tax liability concerned arises as a result of one or more events occurring since the Accounting Date in the ordinary course of its business PROVIDED THAT the following (without limitation) shall be deemed to be transactions other than in the ordinary course of business:

                  (a) the disposal or deemed disposal of any asset (including trading stock) in circumstances where the consideration actually received for such disposal is less than the consideration deemed to have been received for tax purposes;

                  (b) the supply of any service or facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) for a consideration which was less than might reasonably have been regarded as the open market value of such service or facility; and

                  (c) any other act or transaction which gives rise to a tax liability on deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

         (B) to the extent that any Relief of the Company incurred wholly in respect of events occurring in the period ended on the Accounting Date (other than any such Relief as is mentioned in Clause 1.3 of this Deed) is available to relieve or mitigate that tax liability (including by way of surrender of Relief between companies falling within the definition of the Company).

         (C) to the extent that provision or reserve in respect of the tax liability has been made in the Accounts or it has been discharged prior to Completion;

         (D) to the extent that such tax liability arises or the amount thereof is increased as a result of any increase in rates of tax or any addition or alteration to the tax legislation or any change in any published Income Revenue or Customs and Excise Extra-Statutory Concession or Statement of Practice after Completion with retrospective effect;

         (E) to the extent that such tax liability would not have arisen but for the disposal of any of the shares in the Company after Completion or the winding-up or cessation after Completion of any trade or business carried on by the Company save where such disposal, winding up or cessation is a consequence of a breach by the Covenantors of their obligations under the Agreement or this Deed;

         (F) to the extent that such tax liability would not have arisen but for any revocation or alteration after Completion of any claim, notice or election made by the Company prior to Completion in relation to any accounting period ending on or before the Balance Sheet Date, other than any such done pursuant to the provision of Clauses 6 or 10 of this Deed;

         (G) to the extent that such tax liability would not have arisen but for the fact that the accounting treatment of any asset or liability in future accounts of the Company is different from the treatment in the Accounts save that this exclusion shall not apply to the extent that such difference arises from the fact that the Accounts were not prepared in accordance with paragraph 5(a) of Schedule 7;

         (H) to the extent that such tax liability would not have arisen or would have been reduced or eliminated but for failure or omission after Completion on the part of the Company and/or the Purchaser to make any claim, election, surrender or disclaimer, or give any notice or consent or do any other thing under the Taxation legislation, the making, giving or doing of which was taken into account in computing the provisions for tax in the Accounts and was disclosed in the Disclosure Letter;

         (I) to the extent that, after deduction of the properly incurred expenses of recovery, the Purchaser or the Company have recovered an amount in respect of such liability to tax from a person or persons other than the Covenantors;

         (J) to the extent that such tax liability arises or is increased as a consequence of the Company being associated (for the purposes of section 13 of the Taxes Act) with the Purchaser or any persons connected with the Purchaser (determined in accordance with section 839 of the Taxes Act); and

         (K) to the extent that such tax liability would not have arisen or would have been reduced or eliminated but for any voluntary act or omission of the Purchaser not in the ordinary course of business where a reasonable and commercial alternative course of action is available which would not lead to such a tax liability and where the Purchaser had actual knowledge that the circumstances could give rise to a tax liability under this Deed.

3.2 The provisions of Clause 6 of the Agreement (Limitations on Liability) shall apply to this Deed as if incorporated herein insofar as they are expressed to exclude or limit the liability of the Covenantors under this deed.

4.       Over-provisions, Reliefs, etc.
         -----------------------------

4.1 If the auditors for the time being of the Company shall report (at the request and expense of the Covenantors) that any provision for tax in the Accounts (excluding any provision for deferred tax) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with Clause 4.3 below.

4.2 If the auditors for the time being of the Company shall report (at the request and expense of the Covenantors) that any tax liability which has resulted in a payment having been made or becoming due from the Covenantors under this Deed will give rise to a Relief for the Company which would not otherwise have arisen, then, as and when the liability of the Company to make an actual payment of or in respect of tax is reduced by reason of that Relief (and after taking account of the effect of all other Reliefs that are or become available to the Company including any Relief derived from a subsequent accounting period) the amount by which that liability is so reduced shall be dealt with in accordance with Clause 4.3 below.

4.3 Where it is provided under Clause 4.1 or 4.2 hereof that any amount (THE "RELEVANT AMOUNT") is to be dealt with in accordance with this Clause:-

         (A) the Relevant Amount shall first be set off against any payment then due from the Covenantors under this Deed; and

         (B) to the extent there is an excess, a refund shall be made to the Covenantors of any previous payment or payments made by the Covenantors under this Deed and not previously refunded under this Clause up to the amount of such excess; and

         (C) to the extent that the excess referred to in paragraph (B) of this Clause is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantors under this Deed.

4.4 Where any such report as is mentioned in Clause 4.1 or 4.2 has been made, the Covenantors or the Purchaser or the Company may request the auditors for the time being of the Company (at the expense of the requesting party) to review such report in the light of all relevant circumstances, including any facts which have become known only since such report, and to report whether such report remains correct or whether, in the light of those circumstances, the amount that was the subject of such report should be amended.

4.5 If the auditors report under Clause 4.4 of this Clause that an amount previously reported upon should be amended, that amended amount shall be substituted for the purposes of Clause 4.3 as the Relevant Amount in respect of the report in question in place of the amount originally reported on, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantors or (as the case may be) to the Covenantors.

5.       Recovery from Other Persons
         ---------------------------

5.1 If after the Covenantors have irrevocably and unconditionally satisfied in full any liability of the Covenantors under Clause 2.1 (and all further liability or loss or damage the subject of the relevant claim (including all related costs and expenses) has been made good to the Company and the Purchaser) the Company is entitled to recover from some other person (not being a member of the Purchaser's Group but including any Tax Authority) any sum in respect of the tax liability that resulted in the relevant liability of the Covenantors aforesaid, or subsequently becomes entitled to make such a recovery, then the Company shall (in either of those cases) as soon as reasonably practicable after becoming aware of such entitlement notify the Covenantors of its entitlement and shall, if reasonably and promptly so required by the Covenantors in writing and subject first to being indemnified and secured to its reasonable satisfaction by the Covenantors in respect of all losses, costs, damages and expenses it may thereby incur, take all reasonable steps to enforce that recovery (keeping the Covenantors informed of the progress of any action taken) and shall account to the Covenantors for whichever is the lesser of:-

         (A) any sum so recovered (including any interest or repayment supplement paid by a Tax Authority relating to the period after receipt of the relative payment from the Covenantors on or in respect thereof) less any tax chargeable on the Company in respect of the sum so recovered; and

         (B) the amount paid by the Covenantors pursuant to Clause 2 in respect of the tax liability in question.

5.2 Clause 5.1 shall not apply to any recovery or repayment of any tax liability giving rise to a payment by the Covenantors under Clause 2 where such repayment or recovery arises by virtue of any such Relief or event as is referred to in Clause 2.2.

6.       Claims Procedure
         ----------------

6.1 If the Purchaser becomes aware that it has or may have a claim against the Covenantors under Clause 2 of this Deed, the Purchaser shall give or procure that notice of the claim concerned is given to the Covenantors in the manner provided by the Agreement as soon as is reasonably practicable (but so that failure so to do shall not of itself relieve the Covenantors of liability in respect thereof) and the Covenantors shall be entitled, subject to the following provisions of this Clause, to take such action as the Purchaser may approve in writing (such approval not to be unreasonably withheld) to resist, avoid, dispute, appeal against, compromise or defend the claim for taxation concerned in the name of the Company but at the sole expense of the Covenantors and to have the conduct of any appeal or incidental negotiations.

6.2 The Purchaser and the Company will insofar as they are able give the Covenantors all reasonable co-operation access and assistance technical or otherwise for the purpose of resisting such a claim PROVIDED THAT:

         (A) in the case where the Covenantors wish to resist the claim, the Covenantors shall not be entitled to make or request any action under Clause 6.1 which requires that the matter be determined by any court or tribunal unless they have been advised by Tax Counsel who shall previously have been approved by the Purchaser (such approval not to be unreasonably withheld), after disclosure to him of all relevant information and documents, that it is reasonable to resist the claim for taxation in the manner proposed by the Covenantors;

         (B)      in connection with the conduct of any dispute:-

                  (a) the Company and the Purchaser shall be kept fully and promptly informed of all matters relating thereto and shall on request be entitled to see copies of all correspondence and related documentation;

                  (b) the appointments of solicitors, accountants, or other professional advisers shall be subject to the approval of both the Company and the Purchaser (such approval not to be unreasonably withheld or delayed);

                  (c) any communication with any Tax Authority whether written or otherwise shall be first submitted to the Purchaser for approval and shall not be transmitted until such approval has been given (such approval not to be unreasonably withheld or delayed);

                  (d) the Covenantors shall not settle or compromise any claim the subject of a dispute nor agree any matter in the conduct of the dispute which in the opinion of the Purchaser would adversely affect the amount thereof or any taxation or other liability of the Company or the Purchaser without the prior approval in writing of the Purchaser; and

         (C) the Covenantors shall not be entitled to take or request any action under the foregoing provisions of this Clause unless the Covenantors have first indemnified and secured each of the Purchaser and the Company to its reasonable satisfaction against all losses (including additional claims for taxation) charges, costs, damages and expenses which may thereby be incurred.

6.3 If the Covenantors fail within 30 days of being given notice thereof under Clause 6.1 to request the Purchaser or the Company to take any action aforesaid in connection with the claim concerned then the Purchaser and/or the Company shall (without prejudice to its rights under this Deed or the Agreement) be free to pay or settle such claim or take such other action in connection therewith as it may in its absolute discretion decide.

6.4 If in any respect with regard to a claim for taxation which the Covenantors seek to dispute or resist as provided herein the Covenantors or the Company whilst it was under the control of the Covenantors or any of them have or has committed acts or omissions which may constitute fraud or wilful concealment then Clause 6.1 of this Clause shall not take effect and the Purchaser and the Company shall (without prejudice to its rights under this Deed or the Agreement) be free to pay or settle such claim or take such other action in connection therewith as it may in its absolute discretion decide.

7.       Due Date of Payment
         -------------------

7.1 Where the Covenantors become liable to make any payment pursuant to Clause 2 the due date for the making of that payment shall be 2 days after the date of written demand by the Purchaser or (if later):

         (A) subject as provided by paragraph (C) below, in a case that involves an actual payment of tax by the Company (or would have done but for the use of any Relief or right of repayment as referred to in Clause 2.2) seven days prior to the date that is the last date on which the Company or Purchaser would have had to have paid to the appropriate Tax Authority the tax that has given rise to the Covenantors' liability under this Deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that tax liability;

         (B) in a case falling within Clause 1.3 the date on which any liability to taxation would have fallen due but for any available Reliefs, rights of repayment or claims of a similar nature; or

         (C) in a case falling within Clause 2.1(C) a liability to capital transfer tax or inheritance tax or a charge on or power to sell, mortgage or charge any of the shares or assets of the Company shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises and the provisions of Section 213 of the Inheritance Tax Act 1984 shall not apply.

8.       Interest
         --------

8.1 If any payment due to be made by the Covenantors under this Deed or the Agreement is not made on the due date for payment thereof the same shall carry interest accruing and calculated on a daily basis from such due date of payment until and including the day of actual payment at the rate (as well after as before judgement) of (i) in a case involving an actual payment of tax a rate equal to the rate applicable under
         Section 178 of the Finance Act 1989 (save that this provision shall not apply to the extent that the Company is liable to make an actual payment of interest pursuant to that section in relation to the relevant tax liability and the Covenantors are liable for such interest pursuant to the provisions of clause 2 of this deed from the date on which the relevant liability is paid to the Tax Authority concerned) and (ii) in any other case a rate three per cent per annum above the annual Base Rate from time to time of Midland Bank PLC compounded quarterly. Any such interest shall be payable on demand by the person entitled to receive the outstanding payment concerned.

8.2 If any repayment of tax due to the Company from any Tax Authority is withheld or delayed pending agreement or resolution of any dispute or question concerning (i) any tax liability for which the Covenantors are or may be liable under this Deed or the Agreement and/or (ii) any tax computations or matters relating to any accounting period of the Company ending on or before the Accounting Date the Covenantors shall pay to the Purchaser (or as it shall direct) on demand interest on the amount of the repayment for the time being withheld or delayed, calculated at the rate provided in Clause 8.1 from the date on which the same would have fallen due for repayment (but for the dispute or question aforesaid) up to and including the date of repayment or, as the case may be, the date on which the Covenantors shall pay an equivalent amount in settlement of a claim under Clause 2 falling within Clause 1.3(B) by reference to the relevant repayment (or part thereof)

9.       No Withholding etc.
         ------------------

9.1 All sums payable by the Covenantors under this Deed and the Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law. If any such deductions or withholdings are required by law the Covenantors shall be obliged to pay such sum as will after such deduction or withholding has been made leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

9.2 If any sum payable by the Covenantors under this Deed or the Agreement shall be subject to tax in the hands of the recipient, and such tax is not the subject of clause 2.1(E), the same obligation to make an increased payment shall apply in relation to such tax liability as if it were a deduction or withholding required by law.

10.      Tax returns
         -----------

10.1 The Covenantors or their duly authorised agent shall at their expense be responsible for, and have the conduct of preparing, submitting to and agreeing with the Inland Revenue the return required to be submitted in respect of the Scrip Dividend under section 250 of the Taxes Act subject to the return, documents and correspondence relating thereto being submitted in draft form to the Purchaser or its duly authorised agents for comment. The Purchaser or its duly authorised agents shall provide any comments or suggestions to the Covenantors promptly and the Covenantors shall not unreasonably refuse to adopt such comment or suggestions. The Covenantors and the Purchaser shall each respectively afford (or procure to be afforded) to the other or their duly authorised agents all information and assistance which may reasonably be required to prepare, submit and agree any matters arising out of the above return.

10.2 The Covenantors shall procure that no agreement, settlement or compromise of any return referred to in Clause 10.1 above is agreed with the relevant Tax Authority which could adversely affect the tax liabilities of the Purchaser or the Company without the prior written consent of the Purchaser which shall not be unreasonably withheld or delayed.

11.      Obligations of Covenantors
         --------------------------

11.1 Unless otherwise expressly stated herein, all obligations of the Covenantors under this Deed shall be joint and several.

11.2 The Purchaser or the Company may release, or compromise the liability of, any Covenantor or grant time or other indulgence to any Covenantor without releasing or reducing the liability of any other Covenantor and where a liability of one or some but not all of the Covenantors under any obligation which is both joint and several is released or compromised, the remaining Covenantors shall continue to be severally and shall together be jointly liable on that obligation.

11.3 No waiver or release of any liability or obligation on the part of a Covenantor under this Deed shall be effective unless it is an express written waiver or release executed by each party to whom such liability or obligation is owed.

12.      Covenant by the Purchaser
         -------------------------

12.1 The Purchaser covenants to pay to the Covenantors an amount equal to any corporation tax assessed on the Covenantors, or on any company (other than the Company) of which the Covenantors have had control (as defined in section 767B of the Taxes Act) by reason of section 767A of the Taxes Act in respect of corporation tax assessed on the Company for an accounting period beginning before Completion which remains unpaid PROVIDED THAT this clause shall not apply where the assessment relates to tax for which the Covenantors are liable pursuant to this Deed and that liability is unpaid.

12.2 The covenant contained in clause 12.1 will apply to any reasonable costs and expenses properly incurred in connection with the assessment referred to in that clause.

13.      Governing law
         -------------

         This Deed shall be governed by and construed in accordance with English Law and the parties hereto hereby irrevocably agree that the English courts shall have non-exclusive jurisdiction to settle any claim or matter arising under this Deed and each party hereby irrevocably agrees to submit to the jurisdiction of the English Courts

14.      Notices
         -------

         The provisions of Clauses 15 and 16 of the Agreement (Vendors' Representative and Notices) shall apply for the purposes of this Deed and shall be deemed incorporated herein.

IN WITNESS whereof this Deed has been executed by each of the parties as its or his Deed the day and year first before written.

                                    SCHEDULE
                                    --------

                        (Particulars of the Covenantors)

Timothy Michael Roots
Manor Barn
Full Ready
Stratford upon Avon
CV37 7PT

Elaine Mary Freer
Kingston
Parkside Drive
Churchdown
Gloucester
GL3 1JR

Deran Uril James
40 Ashby Close
Hodge Hill
Birmingham
B8 2RB

Marvin Arthur Douglas
47 Golden Cross Lane
Catshill
Bromsgrove
B61 OLG

                                   SCHEDULE 7
                                   ----------

                                   WARRANTIES

                                 INTERPRETATION
                                 --------------

(1) In this Agreement and in particular this Schedule where the context so admits:-

         (a) the expression "INDEBTEDNESS" shall mean any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent, incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance or documentary credit facilities, (iv) foreign exchange options, (v) rental payments underleases and hire purchase agreements and instalments under conditional sale agreements (in all cases whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition or use of the asset concerned and (vi) guarantees, indemnities, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts and or in respect of the indebtedness of any other person;

         (b) the expressions "INTELLECTUAL PROPERTY" and "INTELLECTUAL PROPERTY RIGHTS" shall include patents, patent applications, trade marks, service marks, designs, copyrights, moral rights, technical drawings, business names, brand names, computer software programmes and systems, know-how, inventions, confidential information and other industrial or commercial intellectual property rights whatsoever and wheresoever and whether registered or capable of registration or not and all applications for registration or protection of the foregoing;

         (c) references to "THE PAST ACCOUNTS" are references to the individual audited accounts of each Company and also the audited consolidated balance sheets of the Group for the two financial years immediately preceding the financial year ended on the Accounting Date and the audited consolidated profit and loss accounts of the Group for the same periods and the respective notes thereto and directors and auditors reports thereon;

                                   DISCLOSURE
                                   ----------

(2) The trade debtor listings as at April 1996 and October 1996 and the turnover figure shown by the invoiced customer by profit reports from September 1995 to October 1996 are true complete and accurate in all material respects and not misleading in any material respect

(3) The documents, copies of which are annexed to the Disclosure Letter, are true and complete copies of the original documents.

(4)      (a)      The Three Year Plan and the business projections to 30 April
                  1997 each in the Agreed Form a copy of each of which is annexed to the Disclosure Letter were prepared in good faith and if such Plan and projections were to be prepared at the date hereof the Vendors would not alter either of them in any material respect.

         (b) To the best of the Vendors' honest expectation the Net Profit would be not less than (pound)1 million had the sale of the Shares not taken place.

(5) Where any of the following paragraphs of this Schedule or any provision or disclosure made or referred to in the Disclosure Letter or any reply by the Vendor's Solicitors to the enquiries raised of them by the Purchaser's Solicitors is qualified by the expression "THE BEST OF THE KNOWLEDGE, INFORMATION AND BELIEF OF THE VENDORS" or "SO FAR AS THE VENDORS ARE AWARE" or any similar expression, then (unless clearly not admitted by the context) that paragraph shall be deemed to include an additional warranty to the effect that the statement has been made after reasonable enquiry, including without limitation, of the auditors, tax advisers, solicitors, property agents and other professional advisers of the Company.

                                    ACCOUNTS
                                    --------

(6)      The Accounts:-

         (a) have been prepared in accordance with generally accepted accounting principles (including all applicable Financial Reporting Standards and Statements of Standard Accounting Practice approved by the Accounting Standards Board and all relevant statutes relating to statutory accounts of companies);

         (b) show a true and fair view of the state of affairs of the Company as at the Accounting Date and of its results for the accounting reference period ended on that date;

         (c) are prepared on consistent bases and policies of accounting with those adopted in preparing the Past Accounts and make proper provision in accordance with all applicable Financial Reporting Standards and Statements of Accounting Practice for (or, if appropriate, disclose by way of note) all assets and liabilities (whether actual, contingent, quantified or disputed) and all capital and financial commitments of the Company as at or on the Accounting Date;

         (d) make proper provision for depreciation in accordance with accepted accounting practice having regard to the condition and age of the fixed assets included in the same;

         (e) include stock at a value which does not exceed the lower of its cost and net realisable value at the Accounting Date.

(7) The profits shown in the Accounts have not to a material extent been affected (except as disclosed in those Accounts) by any extraordinary or exceptional event or circumstance.

(8)      The Company has complied with its obligations under Section 221
         Companies Act.

(9) None of the books of account ledgers registers records systems controls data or other information of the Company is recorded or stored maintained operated or otherwise dependent upon or held by any means (whether electronic mechanical computerised or otherwise) which (including all means of access thereto) are not under the exclusive ownership and direct control of the Company.

                            SINCE THE ACCOUNTING DATE
                            -------------------------

(10)     Since the Accounting Date:-

         (a) the business of the Company has been carried on in the ordinary course and so as to maintain it as a going concern and there has been no material adverse change in the financial position or trading or prospects of the Company;

         (b) there has been no material reduction in the aggregate value of the net assets of the Company as shown in the Accounts;

         (c) the Company has not made or agreed to make any material payment or entered into any transaction or commitment or incurred any material liability except in the ordinary course of its trading;

         (d) the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset other than trading stock in the ordinary course of business; and

         (e) save for the Pre-Sale Dividend no distribution of capital or income has been declared made or paid by or in respect of any share capital or assets of the Company.

(11) Since the Accounting Date the business of the Company has not been materially and adversely affected by the loss of any important customer(s) or source(s) of supply or any abnormal factor(s) not affecting similar businesses to a similar extent, and the Vendors are not aware (having made no enquiry) of any facts likely to give rise to any such effect whether before or after Completion.

(12) The management accounts of the Company for the five months period ended 30th September 1996, have been prepared in good faith by the Vendors in accordance with the Company's normal practices.

                                    TAXATION
                                    --------

(13) The Company has within the requisite time limits duly made all returns, given all notices, and supplied all other information required to be supplied to the Inland Revenue HM Commissioners of Customs and Excise and/or any other competent fiscal authority in any part of the world and all such information returns and notices were when given or supplied or when subsequently amended and are now accurate in all material respects and made on a proper basis and are not, so far as the Vendors are aware, likely to be the subject of any dispute with any of the relevant authorities concerned.

(14) The Disclosure Letter gives full details of all matters relating to taxation in respect of which the Company (either alone or jointly with any other person) has or on the basis of law and practice presently operative has an outstanding entitlement:-

         (a) to make any appeal (including a further appeal) against any assessment to taxation; or

         (b)      to make any application for the postponement of taxation.

(15) To the extent required by generally accepted accounting principles the provisions or reserves for taxation appearing in the Accounts are sufficient (on the basis of the rates of taxation current at the date hereof) to cover all taxation for which the Company was at the Accounting Date or may after that date become or have become liable on or in respect of or by reference to any profits gains or income (whether deemed or actual) for any period ended on or before the Accounting Date or in respect of any distribution or transaction made or entered into or deemed made or entered into on or before the Accounting Date.

(16) The Company has duly deducted withheld paid and accounted for all tax due to have been deducted withheld paid or accounted for by it before the date hereof and is not and has not at any time since the Accounting Date been liable to pay interest on any unpaid taxation.

(17) Since the Accounting Date the Company has not made and the Company is not subject to any present or future liability to make or provide any payment or consideration which could be disallowed as a deduction in computing the profits of the Company or as a charge on the Company's income for taxation purposes including (without limitation) under all or any of Sections 74, 125, 338 to 340 (inclusive) and Section 787 of the Taxes Act.

(18) The Company has made no borrowings in a foreign currency such that on repayment a charge to corporation tax might arise on any profit or gain accruing in relation or by reference to any such repayment.

(19) All expenditure which the Company has incurred (or which it may incur under any subsisting commitment) on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of a trade carried on by the Company) for writing down allowances under
         Section 24 of the Capital Allowances Act 1990. In addition:-

         (a) no event has occurred since the Accounting Date which may be treated as a notional sale by the Company of any machinery or plant pursuant to Section 26 of the Capital Allowances Act 1990;

         (b) all capital allowances made or to be made to the Company in respect of capital expenditure already incurred, or to be incurred under any subsisting commitment, have been made, or will be made, in taxing its trade;

         (c) since the Accounting Date the Company has not done, or omitted to do, or agreed to do, or permitted to be done, any act as a result of which any disposal value may be brought into account under Section 24 of the Capital Allowances Act 1990, or there may be any recovery of excess relief under Section 46 of that Act; and

         (d) the Company is not in dispute with any person as to any entitlement to capital allowances under Section 51 of the Capital Allowances Act 1990 and, so far as the Vendors are aware there are no circumstances which may result in such a dispute arising.

(20) The Company has not made any claim for, nor received any payment by way of, grant such that a charge to tax under Case I or Case VI of Schedule D might accrue to it under Section 93 of the Taxes Act.

(21) The Company has not issued or acquired any deep discount securities as defined by Schedule 4 paragraph 1(1) of the Taxes Act or qualifying corporate bonds for the purposes of Section 117 TCGA.

(22) The value of each of the capital assets of the Company in or adopted for the purposes of the Accounts or (in the case of assets acquired after the Accounting Date) in the accounting records of the Company does not exceed the amount deductible under Section 38 TCGA and is such that on the disposal or deemed disposal of such assets or any of the same at that value no balancing charge under the Capital Allowances Act 1990 or chargeable gain for the purposes of TCGA would arise accrue or crystallise. In particular (but without limiting the foregoing):-

         (a) the Company has not in respect of any of its assets made a claim under the provisions of any of Sections 23, 24, 152, 153, 165, 175, 247 or 248 of the TCGA;

         (b) the Company has not acquired any asset in circumstances such that Section 17 or Section 171 or Section 125 or Section 282 of the TCGA applied or might apply;

         (c) no election under Section 35 of the TCGA has been made in relation to the Company and the Accounts are prepared on the basis that no such election will be made;

         (d) the Company has not been party to or a member of a group of companies which has undertaken any reorganisation or reduction of share capital or share for share exchange or any scheme of amalgamation or reconstruction or transfer of assets of the nature mentioned in Chapter II of Part IV of the TCGA or
                  Section 343 of the Taxes Act;

         (e) none of the assets of the Company have been subject to upward revaluation in the books of the Company; and

         (f)      no liability would arise on any Subsidiary by reason of
                  Section 178 or Section 179 TCGA were it to be disposed of by the Company on Completion.

(23) No gain chargeable to corporation tax will accrue to the Company on the disposal of any debt owing to the Company (not being a debt on a security) and the Company has not acquired a benefit under any policy of insurance other than as original beneficial owner.

(24) No allowance or loss which might accrue on the disposal by the Company of any share in or security of any company is liable to be reduced by the application of Sections 176 or 177 of the TCGA.

(25) The Company has not made any disposal or otherwise been party to any transaction which has required or would or might require any computation under Section 42 of the TCGA or to which Section 770 of the Taxes Act or Section 18 of the TCGA is or might be applicable.

(26) The Company is a close company for tax purposes and has never made or been deemed to have made any distribution for the purposes of Part XI of the Taxes Act or for the purposes of any legislation relating to close companies except for dividends shown in its audited accounts for the period to the Accounting Date.

(27) The Company has never reduced its share capital or repurchased repaid or redeemed any share capital nor capitalised any profits reserves or share premium account in the form of or in paying up any amounts unpaid on any shares debentures or other securities nor agreed or resolved to do any of the foregoing.

(28) The Company is a registered and taxable person for the purposes of value added tax and:-

         (a) has complied with all the requirements of the Value Added Tax Act 1994 and all applicable regulations;

         (b) is not in arrears with any payment or returns thereunder, is not liable to any abnormal or non-routine payment for value added tax purposes;

         (c) has in all material respects maintained complete correct and up to date records invoices and other necessary documents;

         (d) has not been required by HM Commissioners of Customs and Excise to give any security;

         (e) is not and has never been or agreed to be an agent or manager or factor or representative for the purposes of Section 47 or 48 of the Value Added Tax Act 1994; and

         (f)      has not been party to any transaction to which paragraph 1 of
                  Schedule 6 of the Value Added Tax Act 1994 applies or may be applicable.

(29) The Disclosure Letter contains full particulars of all elections to waive exemption made or agreed to be made under Schedule 10 to the Value Added Tax Act 1994 by (i) the Company or (ii) any person in relation to which the Company is a relevant associate as defined in paragraph 3(7) of that Schedule and in respect of each election made:

         (a) all things necessary for the election to have effect have been done and in particular any necessary notification and information has been duly given under paragraph 3(6) of that Schedule and any necessary permission under paragraph 3(9) of that Schedule has been properly obtained;

         (b) a copy of the notification and of any permission and of any other correspondence with, and notes of conversations with, HM Customs and Excise in connection with the election is annexed to the Disclosure Letter; and

         (c) the land in relation to which the election has effect is not greater than that stated in the notification of the election,

         and in no case has the Company charged Value Added Tax, whether on rents or otherwise, which is not properly chargeable because the Company has not made an election to waive exemption having effect in relation to the relevant supply.

(30) Except by reason of being a member of the Group, the Company is not and has not in the last six years been a member of a group of companies or consortium or associated with any company for taxation purposes (including without limitation for the purposes of the Taxes Act, the TCGA or the Value Added Tax Act 1994) and the Company is not under any liability to taxation, contingent or otherwise, in respect of any other company which at any time has been a member of the same group or consortium as the Company or an associated company of the Company for taxation purposes.

(31) The Company is not under any present or future liability to make and has not since the Accounting Date made or received or purported to make or receive any surrender of any amount by way of group relief or of advance corporation tax or any payment for such relevant surrender and (where any such surrender or payment is disclosed in the Disclosure Letter or has been made or agreed made prior to the Accounting Date):

         (a) the Company has received all payments due to it under any arrangement or agreement relating to such surrenders and no such payment exceeded or could exceed the amount permitted by
                  Section 402(6) of the Taxes Act or (as appropriate) Section 240(8) of the Taxes Act;

         (b) there were at the material time and there are now no arrangements whereby any such surrender or payment is or may be disallowed or become incapable of being used by the Company as a Relief for taxation purposes;

         (c) there were at the material time, and there are now, no circumstances in which it was or will be just and reasonable to compute losses or profits other than by reference to a time apportionment basis.

(32) The Company is not under any liability to taxation, contingent or otherwise, in respect of: any loan or advance or payment or expense falling within the provisions of Part XI of the Taxes Act; capital transfer tax or inheritance tax; or the provisions of Chapter III Part XI and Schedule 19 of the Taxes Act.

(33)     The Company has no unremittable overseas income for the purposes of
         Section 584 of the Taxes Act nor any gains to which Section 279 of the TCGA could apply and has never claimed relief for any such income or gain under either such Section or for delayed remittances under Section 585 of the Taxes Act.

(34) The Company has only ever been resident for tax purposes in the United Kingdom and has never carried on any trade or had any sources of income or profit outside the United Kingdom or transferred part or all of any trade carried on outside the United Kingdom to a company not resident in the United Kingdom or subscribed for shares in a company not so resident or caused or permitted such a company to issue any debentures.

(35)     The Company has not made and is not entitled to make any claim under
         Part XVIII of the Taxes Act and where any such claims are disclosed in the Disclosure Letter all necessary conditions and all foreign tax credits claimed or to be claimed by the Company were at all material times and remain satisfied and in particular (but without limitation) the Company holds all tax deduction certification or other documentation necessary for production to the Inland Revenue in respect of such foreign tax credit claimed.

(36) The Company is not under any liability to pay stamp duty and/or stamp duty reserve tax and:-

         (a) all documents to which the Company is party and/or which relate to or are necessary to prove the title of the Company to its assets (including (without limitation) the Properties) and/or contain material rights on the part of the Company have been properly stamped and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom; and

         (b)      the Company has never obtained relief from stamp duty under
                  Section 42 of the Finance Act 1930 which has become liable to forfeiture or may be forfeited in the future.

(37) The Company has not entered into or been a party to any scheme or arrangement designed partly or wholly for the purposes of avoiding taxation; and no scheme or transaction of any nature has been carried out by or proposed in relation to the Company which has given rise or could give rise to a charge to taxation under Part XVII of the Taxes Act. Without limiting the foregoing, the Company:-

         (a) is not and will not at any time in the future become liable to tax or increased tax by reason of the provisions of any of Sections 776 or 777 or 779 or 780 of the Taxes Act in respect of any act or transaction carried out prior to Completion;

         (b) is not and has not been a party to any act, transaction or arrangement whereby it is or may hereafter become liable for taxation under or by virtue of any of Sections 34 to 37 (inclusive) of the Taxes Act;

         (c) has not entered into any scheme to create an artificial deduction under Section 37 of the Taxes Act related to a sale of property with a right to a reconveyance;

         (d) has not made a distribution which materially reduces the value of its shares within the meaning of Section 736 of the Taxes Act;

         (e) is not and has never been involved in any arrangement for transferring relief for losses or charges on income, advance corporation tax set off or benefits of first year allowances between partners of any partnership of which it is or has at any time been a member;

         (f)      has not entered into any transactions in deposits to which
                  Section 56 of the Taxes Act applies or may apply;

         (g) has not entered into any transactions to which Section 786 of the Taxes Act applies or may apply;

         (h) has not been party to or otherwise involved in any transaction to which any of Sections 29, 30, 31, 32, 33, 34 or 106 of the TCGA applied or may apply; and

         (i) has not become liable for taxation nor received nor will receive or be the subject of nor be adversely affected by any claim for taxation arising under or imposed by or resulting from the operation of any of Sections 703 to 709 (inclusive) of the Taxes Act (whether alone or in conjunction with any other provisions of any taxation statutes whatsoever) and which wholly or partly results or arises from or is computed by reference to circumstances existing or events occurring at any time on or before the date hereof whether alone or in conjunction with other circumstances arising before or after Completion.

(38) No event (as defined in the Tax Deed) has occurred which could give rise to a claim under the Tax Deed if it were now in force.

                                  THE PROPERTY
                                  ------------

(39) Portable is the beneficial and legal owner in exclusive possession of the estate or interest in the Property specified in Schedule 4 free from any mortgage, charge, lien, debenture, lease, underlease, tenancy overriding interest, option or right of pre-emption and Portable is in a position without incurring any liabilities thereby to sell the Property as Beneficial Owner with a full title guarantee for the purposes of the Law of Property (Miscellaneous Provisions) Act 1994.

(40) The particulars of the Property shown in Schedule 4 are true and correct, copies of all material documents relating to the Property have been supplied to the Purchaser's Solicitors prior to the date hereof and the written replies of the Vendors and/or the Vendors' Solicitors to the written enquiries of the Purchaser's Solicitors relating to the Property are true complete and accurate in all respects.

(41) Portable has complied with all covenants conditions restrictions statutory and other requirements bye laws orders and regulations (including, without limitation, any imposed by or pursuant to the Planning Acts (as defined in Section 336 of the Town and Country Planning Act 1990) or any Building Acts or Regulations) affecting the Property, none of which is of an unusual or onerous nature or prejudicially affects the Property or the Company's use or occupation or powers of disposal of the same.

(42) No notices orders proposals applications requests or schedules of dilapidations adversely affecting or relating to the Property have been served by any authority or other person or by Portable and, the Vendors are not aware, of any circumstances which are likely to result in any being served or made.

(43) There exists no dispute between Portable and the landlord or the tenant or occupier of the Property or any part thereof or the owner or occupier of any other premises adjacent to the Property and the Vendors are not aware of any circumstances which may give rise to any such dispute.

(44) Neither Portable nor so far as the Vendors are aware any person on its behalf has expressly or impliedly waived any breach by any tenant or other person of any covenant agreement, restriction stipulation or obligation relating to the Property or any part thereof or of which the Property or any part thereof has the benefit and every lessee tenant licensee or occupier of the Property has in all material respects observed and performed all covenants (including covenants as to payment of rent or charges or fees) and all other agreements, restrictions, stipulations or obligations aforesaid.

(45) Since the fire certificate in respect of the Property was issued, the Company has not carried out any work, and so far as the Vendors are aware no other party has carried out any work which would render such certificate invalid.

(46) There is no outstanding monetary claim or liability contingent or otherwise affecting the Property.

(47) All documents necessary to prove the title of Portable to the Property or which relate to the title of Portable to the same have been duly registered where necessary and are now in the exclusive possession or under the exclusive control of Portable free from any rights and interests of any third parties.

(48) Save for the Property, Portable does not own occupy or otherwise use or have any interest in any land or buildings of freehold leasehold or other tenure, nor any rights or obligations to acquire any such interest, and Portable has no liability (existing or contingent) in respect of any such land or building previously owned occupied or otherwise used by it or in which it had an interest.

                        ENVIRONMENTAL AND HEALTH MATTERS
                        --------------------------------

(49)(a) The Company has not received any notice that it has not complied in all material respects with its obligations under all statutes and/or regulations and/or orders or other provisions of law and/or codes of practice (including without limitation the laws of tort) which protect or relate to the protection of the environment and/or the health and well being of individuals and/or other living creatures. The business of the Company carried on at the property does not require the Company to obtain any licence under the Environmental Protection Act 1990 or Environment Act 1995 and related legislation.

     (b) So far as the Vendors are aware, save as permitted by a valid Environmental Licence in force at the time of such occurrence there has never been any discharge, spillage, release or emission of any prescribed, hazardous, noxious or offensive substance or any controlled waste into or from the Property or any other premises while they were owned, leased, occupied or controlled by the Company and the Company has not received any claims or complaints relating to any such occurrence and the Vendors are not aware of any circumstances which could result in any such claim or complaint being received;

      (c) Except for temporary storage prior to collection no waste is or has ever been stored or disposed of on any of the Property, and no waste is or has ever been stored or disposed of on any other premises in any such case while owned, leased, occupied or controlled by the Company. The Vendors have received no notice of any matters affecting the Properties which may cause pollution of the environment or harm to human health within the meaning given to those terms by Section 61 of the Environmental Protection Act 1990.

                                     ASSETS
                                     ------

(50) Save for trading stock disposed of in the ordinary course of business the assets included in the Accounts or acquired by the Company since the Accounting Date and all other assets used or employed by the Company are the absolute property of the Company free from any mortgage charge lien bill of sale retention of title arrangement or other financial encumbrance and are not the subject of any leasing hiring or any hire purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement; and all such assets are in the possession or under the control of the Company.

(51) The trading stock records of the Company are up to date and accurate in all material respects;

(52) The Company has up to date registers showing a complete and accurate record of all plant machinery office equipment and vehicles owned or used by it and the plant machinery office equipment vehicles and other moveable assets used by the Company are in good repair, having regard to their age and usage and have been maintained in accordance with any applicable manual ; are duly licensed where necessary; and all of the same are currently suitable for the purposes for which they are currently used.

(53) The Company is only owed money as original creditor and is not owed any money other than trade debts incurred in the ordinary course of business and cash at bank.

(54) No material amount included in the Accounts as owing to the Company at the Accounting Date has realised an amount less than the value for which it was included in the Accounts.

(55) There are no debts owing by or to the Company other than debts which have arisen in the ordinary course of business, nor has the Company lent any money which has not been repaid. Any debts owed to the Company are recorded in the Company's books and records.

                              INTELLECTUAL PROPERTY
                              ---------------------

(56) Full particulars of all intellectual property capable of registration used by the Company in connection with its business are set out in the Disclosure Letter and all of such intellectual property is in the sole beneficial ownership of the Company and registered in the name of the Company as sole proprietor and all fees and renewal fees payable in respect of such registrations have been duly paid.

(57) All of the intellectual property rights of the Company are valid and enforceable and none of them are and nothing has been done or omitted to be done by the Company whereby any of them might be used claimed opposed or attacked by any other person.

(58) The Company is not party to any agreement or arrangement for the licensing or the use or provision or acquisition of any intellectual property or which prohibits or restricts the ability of the Company to disclose or use any such intellectual property.

(59) So far as the Vendors are aware the Company does not require any intellectual property rights (other than those disclosed in the Disclosure Letter) or any licence to use any intellectual property rights for any of the operations of any of its businesses or for the use of any of its assets.

(60) So far as the Vendors are aware, the Company is entitled to carry on the businesses now carried on by it in the manner in which each of them is now carried on and neither the manner of such businesses nor the operations of the Company infringes or is likely to infringe or conflict with any intellectual property rights of any other person or will or may give rise to a liability on the Company to make payment of any royalty or other compensation pursuant to any applicable legislation or otherwise.

(61) The Company has not disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person any of its know how secrets confidential information technical processes or lists of customers or suppliers.

(62) Except for the name(s) "Portable Computers" and "Able Computer Distribution", the Company uses no name other than its corporate name for any purpose.

                            COMMITMENTS AND CONTRACTS
                            -------------------------

(63) The Company is not party to and none of the assets or property owned or used by the Company is affected by:

         (a) any contract covenant commitment or arrangement (i) of an onerous or unusual nature or (ii) which is not terminable by the Company without compensation by three months notice or less or which is unlikely to be fully performed within three months from the date hereof or (iii) made otherwise than in the ordinary and usual course of the business of the Company as now carried on or (iv) in respect of which any party thereto has not performed and complied in all material respects with its obligations;

         (b) any partnership joint venture consortium trade association or society or any agreement or arrangement relating thereto;

         (c) any selling purchasing manufacturing licensing franchising agency distribution or other similar agreement or arrangement relating to the sale or supply of goods or services by or to the Company;

         (d) any contract covenant commitment or arrangement which in any way restricts the freedom of the Company to deal with or realise its assets or any of them and/or carry on its business or any part thereof in any part of the world in such a manner as it thinks fit;

         (e) any contract covenant commitment or arrangement which is or is liable to be terminated or altered by another party as a result of any change in the control management or shareholders of the Company;

         (f) any offer or tender or the like given or made by the Company which is still outstanding and capable of giving rise to a contract merely by the unilateral act of a third party.

(64) Copies of the present standard conditions of trading and of any past conditions under which the Company (whether as buyer or seller or otherwise) has a liability are attached to the Disclosure Letter and the Company has not given any guarantee or warranty or made any representation in respect of any goods or services sold or supplied by it save under any such standard conditions of trading or as implied by law.

(65) So far as the Vendors are aware, none of the products promoted or sold or otherwise supplied by or through the Company have at any time infringed any applicable statutes, regulations, orders or other provisions of law or codes of practice or have given rise or could reasonably be expected to give rise to any product liability on the part of the Company whether under the Consumer Protection Act 1987 or otherwise. The Company does not and has not at any time, manufacture, assemble or customise any products for sale.

(66) During the period covered by the Accounts not more than ten per cent of any description of goods or services supplied to or by the Company were supplied by or to any one person or so far as the Vendors are aware a group of connected persons.

(67) The Company is not party to any agreement practice or arrangement which contravenes or is or could be subject to registration or the giving of notice under any of the Restrictive Trade Practices Act 1976, the Resale Prices Act 1976 or Articles 85 or 86 of the Treaty of Rome.

(68) None of the practices of the Company is or has been the subject of or susceptible to or affected by any investigation, reference, report or order made by and the Company has not received any process notice or communication (formal or informal) from the Office of Fair Trading, Consumer Protection Advisory Committee, Trading Standards Authority, the Monopolies and Mergers Commission, the Secretary of State, European Commission or any other authority of any country having jurisdiction in anti-trust matters or in respect of international trade sanctions or anti-corruption laws or practices, and no undertaking has been given by the Company to any such body or authority

                      FINANCIAL COMMITMENTS AND BORROWINGS
                      ------------------------------------

(69)     The Disclosure Letter contains or there are annexed thereto:-

         (a) a true copy of all loan and revolving credit or overdraft or factoring or invoice discounting or other like facilities of the Company and copies of all material documents relating thereto;

         (b) all material particulars of all the bank accounts of the Company and copies of the bank mandates applicable thereto;

         (c) details of all Indebtedness of the Company in a currency other than Sterling;

         (d) details of any premium payable by the Company on repayment of all or any part of its Indebtedness and/or of all interest payable on its Indebtedness which is calculated or to be calculated otherwise than at a fixed rate (whether expressed as a percentage or as a percentage linked to bank base rate or London inter bank offered rate or similar method of calculation) by reference to the principal amount thereof;

         and without limiting the foregoing, no amounts (whether by way of premium, interest or otherwise) are payable by the Company, in respect of any of its Indebtedness, on a basis calculated by reference to the profitability or turnover of the Company or any amounts realised or to be realised in respect of any of its assets.

(70) There is no Indebtedness of the Group which is overdue for payment or discharge.

(71)     Number left deliberately blank

(72) No event has occurred which has resulted or could result in any Indebtedness of the Company becoming due or capable of being declared due and payable prior to its date of maturity and no event has occurred which is or would with the giving of notice or the passing of time or otherwise be an event upon which the Company's bank facilities or other borrowings or any of them have or could become immediately repayable or any security granted by or over any property or assets of the Company becoming enforceable.

(73) The Company is not and has not agreed to become bound by any guarantee or indemnity or suretyship or similar commitment and there is not now outstanding any such guarantee indemnity suretyship or similar commitment given for the accommodation of or in respect of any obligation or liability of the Company.

(74) No amounts are presently owing to the Company as a result of any loan or advance made by the Company prior to the date hereof (otherwise than as a result of giving credit in the normal course of business) and the Company has not agreed to make any such loan or advance.

(75) The Company has not created nor has it agreed to create and nor is there subsisting any mortgage debenture lien charge or other similar encumbrance or security interest over all or any of its property assets undertaking goodwill reserves or share capital.

(76) The Company is not at the date hereof exceeding any borrowing limit imposed upon it by its Bankers or other lenders or by its Articles of Association or otherwise and has not entered into any commitment or arrangement which might cause it to exceed any such borrowing limit.

(77) No order has been made or petition presented or resolution passed for the winding up of the Company nor has any administrator or receiver been appointed or any distress execution or other process been levied in respect of the Company's undertaking or assets or any part thereof, and the Company has not received any notice under nor is it or could it be deemed unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986.

(78) The Company has not applied for nor received any grants or financial aid from any agency, authority or government body.

                                    BUSINESS
                                    --------

(79) So far as the Vendors are aware after due and careful enquiry including with the relevant local authority, trading standard officers and Customs & Excise officers all licences (including without limitation licences under the consumer credit legislation) consents permissions and authorities necessary to enable the Company to carry on its business and/or use its assets effectively in the places and in the manner in which such business is now carried on and/or assets are presently used have been obtained by the Company; true and complete copies of each of the same are attached to the Disclosure Letter; all such licences consents permissions and authorities are in full force and effect and fully complied with by the Company; and the Vendors are not aware of any circumstances indicating that any of the same is likely to be suspended cancelled revoked or not renewed in the ordinary course.

(80) The Company does not have any branch outside England or any permanent establishment outside the United Kingdom.

                             FINANCIAL SERVICES ACT
                             ----------------------

(81) The Company does not carry on or purport to carry on in the United Kingdom investment business within the meaning of the Financial Services Act 1986 ("THE FSA") and in relation to all investment business within the meaning of the FSA carried on by the Company in the United Kingdom as referred to in the Disclosure Letter the Company is and at all mentioned times has been an authorised person within the meaning of Chapter III of Part I of the FSA. Further, neither the Company nor any of its directors agents representatives or managers have at any time:-

         (a) committed any breach of or any offence under any of the provisions of the FSA;

         (b) acted in contravention of any of the rules, regulations, conditions, requirements and duties referred to in Section 62(1) or (2) of the FSA;

         (c) received formal notice or informal indication of any matter referred to in this paragraph; and

         and nor has the Secretary of State or any person acting on his behalf exercised any of his or its powers under the FSA in relation to the business or affairs of the Company (other than any such powers relating to the conferral of authorised status upon the Company for the purpose of the FSA) or given formal notice or informal indication that he or it is or may be considering such action.

                                   LITIGATION
                                   ----------

(82) Apart from routine debt collection by the Company as plaintiff for debts owing in the ordinary course of business and not exceeding [pound]10,000 in aggregate:-

         (a) the Company is not engaged or proposing to engage in or the subject of any litigation arbitration investigation prosecution or other tribunal or legal proceedings or any claims or actions; and

         (b) so far as the Vendors are aware no such litigation arbitration investigation prosecution or other tribunal or legal proceedings or claims or actions are in progress outstanding pending or threatened by or against the Company, any of its assets or any person for whom it is vicariously responsible, or in respect of which the Company is or could be liable to indemnify or compensate any third party and, so far as the Vendors are aware, there are no facts or other circumstances which will or could reasonably be expected to give rise to or result in such litigation arbitration investigation prosecution or other tribunal or legal proceedings or claims or actions.

                                    BREACHES
                                    --------

(83) Neither the Company nor any person for whom it is vicariously responsible has committed any breach of or failed to perform or observe any provision of its Memorandum or Articles of Association or so far as the Vendors are aware of any legislation in any part of the world or any covenant or agreement or the terms or conditions of any consent or licence or any judgment or order of a Court or other competent tribunal or authority by which the Company is bound or to which it is a party or which affects any of its assets.

                                    INSURANCE
                                    ---------

(84) Full particulars of all insurances of the Company are disclosed in and copies of all policies of insurance of the Company are annexed to the Disclosure Letter. No claim made by the Company have been refused nor was any policy which the Company sought to purchase refused. There are no outstanding claims which the Company's insurance company indicated it will not honour.

(85) All premiums due have been paid and so far as the Vendors are aware there are no outstanding claims or circumstances likely to give rise to a claim thereunder and nothing has been done or omitted to be done by the Company or the Vendors which has made or could make any such policy void or voidable or whereby the renewal of any such policy might be affected or the premiums due in respect thereof are likely to be increased.

                        EMPLOYEES, CONSULTANTS AND AGENTS
                        ---------------------------------

(86) A list detailing the names, ages, length of service, remuneration and other benefits of all officers, employees consultants and agents of the Company and copies of all service contracts and contracts of services and full particulars of the terms of employment and engagement of all officers employees consultants and agents of the Company are annexed to or clearly and fully set out in the Disclosure Letter.

(87) Since the Accounting Date no alteration has been made by the Company in the terms of the employment or conditions of service of any officer or employee or consultant or agent of the Company including (without limitation) in their rates of remuneration or benefits and no negotiations are in hand between the Company and any of its employees or their representatives in such regard.

(88) No present officer employee consultant or agent of the Company has given or received notice terminating his employment or engagement or is entitled (without giving proper notice) to terminate his employment or engagement with the Company.

(89) All contracts of employment or engagement between the Company and its officers, employees consultants or agents are lawfully determinable by the Company (in the case of employees) by notice not exceeding the relevant statutory minimum period and (in any other case) by twelve weeks notice or less.

(90) The Company is not party to any agreement or arrangement or practice imposing a legal or moral obligation on it to increase the rates of remuneration of or to make any bonus or incentive payments or any benefits in kind or any payments under a profit sharing scheme to or on behalf of any of its former present or future officers employees consultants or agents, whether now or at any future date.

(91) There is not in existence any share incentive scheme share option scheme or profit sharing scheme for all or any of the Company's directors or officers or employees or consultants and no proposals for any such scheme or arrangement are under consideration by the Company.

(92) The Company is not party to any collective agreement or any other agreement or arrangement with any trade union or any other body representing employees of the Company.

(93) The Company has never been involved in any strike lock out, go-slow, work-to-rule or other form of industrial dispute and so far as the Vendors are aware there are no facts or circumstances which might lead to any such industrial dispute.

(94) The Company has fully complied with all its statutory obligations relating to employees including (without limitation) its obligations under the Employment Protection (Consolidation) Act 1978 Sex Discrimination Act 1975 Equal Pay Act 1970, the Race Relations Act 1976 and the Transfer of Undertakings (Protection of Employment) Regulations 1981.

                                    PENSIONS
                                    --------

(95) Save for the retirement benefits scheme known as The Prophet Group PLC Retirement Benefits Scheme established by a Trust Deed dated 8th June 1995 ("the Pension Scheme"), there is no arrangement to which the Company contributes or may become liable to contribute under which benefits of any kind are payable to or in respect of any employee or director of the Company or any former employee or former director of the Company (or to any spouse or dependant of any of them) on retirement, on death or in the event of disability or sickness or in other similar circumstances (including permanent health insurance and medical insurance).

(96) The Company is not under any legal or moral obligation or liability to provide or procure the provision of benefits of the nature of those referred to in paragraph (95) above in respect of any present or former employee or director of the Company (or to any spouse or dependant of any of them) save in accordance with the present provisions of the Pension Scheme.

(97) The Company is neither making nor has regularly made any ex gratia payments to any present or former employee or director of the Company or to any spouse or dependant of any of them.

(98) No legal proceedings or complaints to the Pensions Ombudsman in connection with the Pension Scheme are pending, threatened or expected and so far as the Vendor is aware there is no fact or circumstance likely to give rise to any such proceedings or complaints.

(99) Full and accurate details of the Pension Scheme have been disclosed in the Disclosure Letter including (without limitation) copies of the trust deeds and rules, booklets or announcements to members, details of the assets, the Company and employee contribution rates and current members of the Pension Scheme.

(100) The Pension Scheme is an exempt approved scheme within the meaning of Chapter 1 Part XIV of the Taxes Act and so far as the Vendors are aware there is no reason why such approval may be withdrawn.

(101) The Pension Scheme is not a contracted-out scheme within the meaning of the Pension Schemes Act 1993.

(102) All contributions due to be paid in respect of the Pension Scheme by the Company or any of its employees have been duly paid.

(103) So far as the Vendors are aware the Pension Scheme complies and has at all times complied with all applicable legislation relating to occupational pension schemes (including European Community law) and has been operated in accordance with the requirements of the Pension Schemes Office of the Inland Revenue.

(104) All benefits payable on the death of a member whilst in employment (other than a return of the member's own contributions and contributions paid in respect of him) or during a period of sickness or disability are fully insured and each member has been covered for such insurance by an insurance company of repute at normal rates and on normal terms for persons in good health.

(105) Save for the payment of employer contributions, the Company is not required to bear any fees, charges or expenses in relation to the Pension Scheme.

(106) No part-time employee has been excluded from membership of the Pension Scheme.

(107) All pension benefits payable on the death or retirement of a member of the Pension Scheme are related and dependent upon the investment of contributions made by and in respect of the employee concerned and are not guaranteed in relation to a proportion of remuneration.

                       ARRANGEMENTS WITH CONNECTED PERSONS
                       -----------------------------------

(108) None of the Vendors nor any director or shareholder of the Company nor any connected person or associate of any of them has any interest, direct or indirect, in any agreement or arrangement to which the Company is a party or in any business which has a close trading relationship with that of the Company or which is or is likely to become competitive with the business of the Company.

(109) Save for remuneration and expenses properly due to its directors in the ordinary course, there are no amounts owing by or to the Company to or by any of the Vendors or any shareholder or director of the Company or any connected person or associate of any of them respectively and the Company is not under any liability (contingent or otherwise) in respect of any guarantee suretyship indemnity or like obligation given by or binding on the Company in respect of any liabilities or obligations of any of the Vendors such shareholders directors or connected persons or associates.

                                   THE COMPANY
                                   -----------

(110) The Company is a private company limited by shares and the information set out in Schedules 2 and 3 is correct.

(111) The Shares and the issued shares in the Subsidiaries have been issued in proper legal form and are fully paid or credited as fully paid and:-

         (a) Mr Roots is the absolute legal and beneficial owner of the Shares and has full power right and authority to sell and transfer all of the Shares hereunder to the Purchaser, free from all claims liens encumbrances and equities; and

         (c) the issued shares of the Subsidiaries are all beneficially owned by the Company free from all claims liens encumbrances and equities.

(112) Save for the Options there is not now any debenture or loan capital or any agreement to create or issue any debenture or loan or share capital of the Company or any option to subscribe for or acquire of any agreement to put under option any debenture or loan or share capital of the Company and no person has the right (whether pursuant to conversion or otherwise) to call for the issue of any debenture or share or loan capital of the Company under any agreement or other arrangement presently in force.

(113) Save as disclosed in Schedule 3 the Company does not have and has never been or had any subsidiary and nor has it ever been the legal or beneficial owner of any share or loan capital of any company.

(114) The register of members of the Company is correct and properly written up to date and there has been no notice of any proceedings to correct or rectify any such register.

(115) Neither the Company nor any class of its members has since the Accounting Date passed any Resolution.

(116) A copy of the Memorandum and Articles of Association of the Company is attached to the Disclosure Letter, is true and complete and has embodied therein or annexed thereto a copy of every such Resolution or Agreement as is referred to in Section 380(2) of the Companies Act.

(117) The Company has complied with the provisions of the Companies Act and all returns particulars Resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered within the requisite time limits.

(118) No person is authorised to act as agent for the Company or to bind the Company otherwise than the Directors of the Company acting as the Board.

                                     GENERAL
                                     -------

(119) Each Vendor has requisite powers to enter into and perform this Agreement and the obligations to be assumed or performed by him pursuant thereto and the execution and delivery and completion of this Agreement:-

         (a) does not and will not cause the Company or the Vendors or any of them to be in breach of any of the terms and provisions of any agreement or arrangement or order or injunction of any Court or competent tribunal;

         (b) does not and will not relieve any person of or entitle any person to terminate any contractual or other obligation to the Company; and

         (c) will not so far as the Vendors are aware result in any customer or supplier of the Company ceasing to deal or substantially reducing the existing level of his dealings with the Company or terminate or result in the termination of any present or future benefit or privilege enjoyed by the Company.

(120) No person is entitled to receive from the Company any finders fee brokerage or commission in connection with the sale of Shares under this Agreement and no representation has been made to any of the Vendors or any other person in connection with this Agreement or the Disclosure Letter or otherwise for which the Company might be liable.

EXECUTED and DELIVERED as a Deed   )        T M ROOTS
by the said TIMOTHY MICHAEL        )
ROOTS in the presence of:-         )

CHARLES COOK
Solicitor
Birmingham

EXECUTED and DELIVERED as a Deed   )        E M FREER
by or for the said ELAINE MARY     )
FREER in the presence of:-         )

CHARLES COOK
AS ABOVE

EXECUTED and DELIVERED as a Deed   )        D U JAMES
by or for the said DERAN URIL      )
JAMES in the presence of:-         )

CHARLES COOK
AS ABOVE

EXECUTED and DELIVERED as a Deed   )        M A DOUGLAS
by or for the said MARVIN  ARTHUR  )
DOUGLAS in the presence of:-       )

CHARLES COOK
AS ABOVE

SIGNED by                          )        K.  THACKRAH
duly authorised for LANTEC         )
(MANAGEMENT) LIMITED in the        )
presence of:-                      )

CLAIRE EDELEANU
22 TUDOR STREET
LONDON EC4
SOLICITOR